                                                                     Exhibit 2.1






                          AGREEMENT AND PLAN OF MERGER


                              dated April 12, 2000

                                  by and among

                                 RES-CARE, INC.

                            REDWOOD ACQUISITION, INC.

                               RWD HOLDINGS, INC.

                                TABLE OF CONTENTS


RECITALS          1

ARTICLE 1         MERGER AND ORGANIZATION....................................1
         1.1      The Merger.................................................1
         1.2      Effective Time.............................................2
         1.3      Effect of Merger...........................................2

ARTICLE 2         CONVERSION OF SECURITIES AT THE EFFECTIVE TIME.............3
         2.1      Conversion of Securities of Redwood and Acquiror...........3
         2.2      Payment of Cash for Redwood Common Stock...................4
         2.3      Exchange of Acquiror Common Stock Certificate..............6

ARTICLE 3         ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER........6
         3.1      Shareholders' Approval.....................................6
         3.2      Proxy Materials and Schedule 13E-3.........................7
         3.3      Termination of Redwood Stock Option Plans..................7
         3.4      Reasonable Best Efforts; Consents; Other Filings...........7
         3.5      Financing..................................................8
         3.6      Conduct of Business by Redwood Pending the Merger..........8
         3.7      Notification of Certain Matters...........................12
         3.8      Access to Redwood's Books and Records.....................13
         3.9      Acquisition Proposals.....................................13
         3.10     Director and Officer Protection...........................14
         3.11     State Takeover Laws.......................................15
         3.12     List of Consents..........................................16
         3.13     Solvency at Closing.......................................16
         3.14     Employee Matters..........................................16

ARTICLE 4         REPRESENTATIONS AND WARRANTIES............................18
         4.1      Disclosure Letters........................................18
         4.2      Representations and Warranties of Redwood.................18
                  (a)      Organization and Good Standing...................18
                  (b)      Authorization; Binding Agreement.................19
                  (c)      Capitalization...................................19
                  (d)      Financial Statements.............................20
                  (e)      Absence of Certain Changes or Events.............20
                  (f)      SEC Reports and other Documents..................20
                  (g)      Governmental and Other Consents and Approvals....20
                  (h)      No Violation.....................................21
                  (i)      Litigation.......................................22
                  (j)      Governmental Approvals; Compliance with Law......22
                  (k)      Brokers and Finders..............................23
                  (l)      Fairness Opinions and Approval by Special
                           Committee........................................23

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                  (m)      Taxes............................................23
                  (n)      Employee Benefits................................24
                  (o)      Labor............................................25
                  (p)      Environmental Matters............................25
                  (q)      Board Recommendation.............................27
                  (r)      Required Shareholder Vote........................27
                  (s)      State Takeover Statutes..........................27
                  (t)      Material Contracts...............................27
                  (u)      Information in Proxy Statement...................29
                  (v)      Real Estate......................................29
                           (i)      Ownership of the Premises...............29
                           (ii)     Real Property Zoning....................29
                  (w)      Insurance........................................29
                  (x)      Affiliated Transactions..........................30
                  (y)      Intellectual Property Rights.....................30
                  (z)      Adequacy of Information Systems..................31
                  (aa)     Year 2000 Compliance.............................31
                  (bb)     Fraud and Abuse; Absence of Certain Business
                           Practices........................................31
                  (cc)     Cost Reports.....................................32
                  (dd)     Accounts Receivable..............................32
         4.3      Representations and Warranties of Acquiror and Parent.....32
                  (a)      Organization and Good Standing...................32
                  (b)      Authorization; Binding Agreement.................32
                  (c)      No Violation.....................................33
                  (d)      Governmental and Other Consents and Approvals....33
                  (e)      Proxy and Schedule 13E-3 Information.............34
                  (f)      Financing........................................34
                  (g)      Brokers and Finders..............................35
                  (h)      No Prior Activities..............................35
                  (i)      Litigation.......................................35
                  (j)      Acquiror Vote Obtained...........................35
                  (k)      Certain Agreements with Acquiror.................35
                  (l)      Fraud and Abuse..................................35
                  (m)      Independent Investigation........................36

ARTICLE 5         CONDITIONS................................................36
         5.1      Conditions to Each Party's Obligation to Effect the
                  Merger....................................................36
         5.2      Conditions to Obligation of Redwood to Effect the
                  Merger....................................................36
         5.3      Conditions to Obligations of Acquiror and Parent to
                  Effect the Merger.........................................37

ARTICLE 6         TERMINATION; NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES
                  AND COVENANTS; WAIVER AND AMENDMENT.......................38
         6.1      Termination...............................................38
         6.2      Non-Survival of Representations, Warranties and
                  Covenants.................................................39
         6.3      Amendment.................................................40
         6.4      Waiver....................................................40


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         6.5      Effect of Termination.....................................40
         6.6      Certain Payments..........................................40

ARTICLE 7         GENERAL AGREEMENTS........................................42
         7.1      Notice....................................................42
         7.2      Entire Agreement..........................................45
         7.3      Parties in Interest.......................................45
         7.4      Publicity.................................................45
         7.5      Headings..................................................45
         7.6      Interpretation............................................45
         7.7      Assignment................................................45
         7.8      Governing Law.............................................45
         7.9      Costs and Expenses........................................46
         7.10     Counterparts..............................................46
         7.11     Specific Performance......................................46
         7.12     WAIVER OF JURY TRIAL......................................46


                                    EXHIBITS

Exhibit A - Articles of Merger
Exhibit B - Voting Agreement


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                                  DEFINED TERMS

TERM                                                                     SECTION
----                                                                     -------

AAA                                                                         7.13
Acquiror Common Stock                                                     2.1(c)
Acquisition Proposal                                                         3.9
Affiliate                                                                 4.2(x)
Articles of Merger                                                      Recitals
Bear Stearns                                                                 3.8
Cash Merger Consideration                                                 2.1(a)
Closing                                                                      1.2
Code                                                                      2.2(a)
Confidentiality Agreements                                                   3.8
Constituent Corporations                                                     1.1
Convertible Debentures                                                    4.2(c)
Cost Reports                                                             4.2(cc)
Definitive Proxy Statement                                                3.2(a)
Disbursing Agent                                                          2.2(a)
Disclosure Letter                                                            4.1
Disinterested Shares                                                      4.2(r)
Dissenting Shares                                                         2.1(d)
Effective Time                                                               1.2
Environmental Claim                                                   4.2(o)(ix)
Environmental Laws                                                    4.2(o)(ix)
Environmental Permits                                                 4.2(o)(ix)
ERISA                                                                  4.2(n)(i)
Exchange Act                                                              4.2(d)
Excluded Shares                                                           2.1(a)
Financial Statements                                                      4.2(d)
Financing                                                                 4.3(g)
Financing Letters                                                         4.3(g)
Hazardous Materials                                                   4.2(o)(ix)
HSR Act                                                                      3.4
Indemnified Party                                                           3.10
J.C. Bradford                                                             4.2(k)
KBCA                                                                    Recitals
Knowledge                                                                    7.6
Leadership Team                                                              3.7
License                                                                   4.2(j)
Lien                                                                      4.2(h)
Material Adverse Effect                                                      3.7
Material Contracts                                                        4.2(t)
Merger                                                                  Recitals
Parent Material Adverse Effect                                            4.2(d)

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Permitted Investments                                                     2.2(a)
Person                                                                    2.2(e)
Plan of Merger                                                          Recitals
Plans                                                                  4.2(n)(i)
Preliminary Proxy Statement                                               3.2(a)
Real Property                                                        4.2(v)(iii)
Res-Care Common Stock                                                     2.1(a)
Res-Care Shares                                                           2.1(a)
Returns                                                                4.2(m)(i)
Schedule 13E-3                                                            3.2(b)
SEC                                                                       3.2(a)
SEC Filings                                                               3.6(m)
SEC Reports                                                               4.2(f)
Securities Act                                                            4.2(f)
Services                                                               4.2(j)(i)
Special Committee                                                       Recitals
Special Meeting                                                              3.1
Stock Options                                                                3.3
Subsidiary Securities                                                    4.2(ii)
Surviving Corporation                                                        1.1
Systems                                                                   4.2(z)
Tax Affiliate                                                          4.2(m)(i)
Taxes                                                                  4.2(m)(i)
Violation                                                                 4.2(h)
Voting Agreement                                                        Recitals
WARN                                                                      3.6(t)


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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of April 12, 2000, by and among RES-CARE, INC., a Kentucky corporation ("Res-Care"), REDWOOD ACQUISITION, INC., a Kentucky corporation ("Acquiror"), and RWD HOLDINGS, INC., a Delaware corporation ("Parent"), which is the sole shareholder of Acquiror.

                                    RECITALS

         A. The boards of directors of Res-Care and Acquiror deem it advisable for the mutual benefit of Res-Care and Acquiror and their respective shareholders, respectively, that Acquiror be merged with and into Res-Care (the "Merger") upon the terms and subject to the conditions set forth in the Plan of Merger (the "Plan of Merger"), which is set forth in the Articles of Merger in substantially the form attached hereto as Exhibit A (the "Articles of Merger"), and in accordance with the Kentucky Business Corporation Act, as amended (the "KBCA").

         B. The boards of directors of Parent and Acquiror have approved and adopted this Agreement. The board of directors of Res-Care and the Special Committee of such board of directors (the "Special Committee") have approved and adopted this Agreement and have resolved, subject to the terms of this Agreement, to recommend to the shareholders of Res-Care to vote to approve this Agreement and the Plan of Merger.

         C. Concurrently with the execution of this Agreement and as an inducement to the parties to enter into this Agreement, certain shareholders of Res-Care have entered into a voting agreement (the "Voting Agreement") in the form attached hereto as Exhibit B pursuant to which such shareholders of Res-Care have agreed, among other things, to vote their Res-Care Common Stock (as defined below) in favor of the Merger and the other transactions contemplated by this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, Res-Care, Parent and Acquiror hereby agree as follows:

                                    ARTICLE 1
                             MERGER AND ORGANIZATION

         1.1 THE MERGER. Acquiror shall be merged with and into Res-Care at the Effective Time (as defined below), upon the terms and subject to the conditions hereinafter set forth, as permitted by and in accordance with the KBCA. Acquiror and Res-Care are herein sometimes referred to as the "Constituent Corporations," and Res-Care, which shall be the surviving corporation following the effectiveness of the Merger, is sometimes referred to herein as the "Surviving Corporation".

         1.2    EFFECTIVE TIME. If this Agreement is not terminated pursuant to
Article 6 hereof, as soon as practicable (and in no event more than three business days) after all conditions to the Merger set forth in Article 5 hereof shall have been satisfied or waived, Res-Care and Acquiror shall cause the Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Kentucky as provided in the KBCA. The Merger shall be consummated and become effective and the closing of the transactions contemplated by this Agreement (the "Closing") shall occur immediately upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Kentucky as provided in the KBCA (the date and time of such filing and Closing being referred to herein as the "Effective Time"). The Closing shall take place at Brown Todd & Heyburn PLLC, 400 West Market, 32nd Floor, Louisville, Kentucky, or at such other place as the parties may mutually agree.

         1.3 EFFECT OF MERGER. The parties agree to the following provisions with respect to the Merger:

                (a) At the Effective Time, Acquiror shall merge with and into Res-Care and the separate corporate existence of Acquiror shall cease, and Res-Care as the surviving corporation and successor shall succeed Acquiror as set forth in Chapter 271B of the KBCA.

                (b) The title to all real estate and other property owned by the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment.

                (c) The Surviving Corporation shall have all liabilities, debts and duties of each of the Constituent Corporations.

                (d) A proceeding pending against either of the Constituent Corporations may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for either of the Constituent Corporations.

                (e) The name of the Surviving Corporation shall from and after the Effective Time be and continue to be "Res-Care, Inc." until changed in accordance with applicable law.

                (f) The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Acquiror as in effect immediately prior to the Effective Time, PROVIDED that the articles of incorporation shall be amended to provide that the name of the Surviving Corporation is "Res-Care, Inc."

                (g) The bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with law, the articles of incorporation of the Surviving Corporation and such bylaws.

                (h) The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Res-Care immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or approved and qualified.


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                                    ARTICLE 2
                 CONVERSION OF SECURITIES AT THE EFFECTIVE TIME


         2.1 CONVERSION OF SECURITIES OF RES-CARE AND ACQUIROR. At the Effective Time, upon the terms and subject to the conditions of this Agreement, automatically by virtue of the Merger and without any action on the part of Res-Care, Parent, Acquiror or the holders of any of their respective securities:

                (a) Each share of common stock, no par value, of Res-Care ("Res-Care Common Stock") (shares of Res-Care Common Stock being hereinafter collectively referred to as "Res-Care Shares" and individually as a "Res-Care Share") issued and outstanding immediately prior to the Effective Time (other than any Res-Care Shares cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(d) (collectively, the "Excluded Shares")) shall be cancelled, extinguished and shall be converted automatically into the right to receive an amount equal to $15.75 in cash, without interest (the "Cash Merger Consideration"), payable to the holder thereof, as provided in Section
2.2 (Payment of Cash for Res-Care Common Stock), upon surrender of the certificate formerly representing the Res-Care Shares being converted into the right to receive the Cash Merger Consideration, less any required withholding taxes;

                (b) Each Res-Care Share held in the treasury of Res-Care and each Res-Care Share owned by Acquiror (including Res-Care Shares contributed to Parent by agreement with Parent which are in turn contributed by Parent to Acquiror), if any, immediately prior to the Effective Time shall be cancelled, extinguished and retired without any conversion thereof and no payment or distribution shall be made with respect thereto;

                (c) Each share of Acquiror's common stock, no par value ("Acquiror Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

                (d) Notwithstanding anything in this Agreement to the contrary, shares of Res-Care Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right, if any, under the KBCA, to obtain payment for the fair value of such shares in accordance with the provisions of Subtitle 13, KRS 271B.13-010 to 271B.13-310 of the KBCA (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Cash Merger Consideration (but shall have the rights set forth in Subtitle 13 of the KBCA (or any successor provision), if applicable), unless such holder fails to perfect or otherwise loses such holder's right to such payment, if any, pursuant to Subtitle 13 of the KBCA. If, after the Effective Time, such holder fails to perfect or loses any such right to payment under Subtitle 13 of the KBCA, each such Res-Care Share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration in accordance with Section 2.1(a). Res-Care shall give prompt notice to Acquiror of any notices of dissent, demands for payment of fair value or other communications or actions received by Res-Care with respect to shares of Res-Care Common Stock, and Acquiror and Parent shall have the right to participate in and approve all negotiations and proceedings with respect thereto. Res-Care shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands; and


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                (e) As a result of their conversion pursuant to Section 2.1(a), all Res-Care Shares (other than Excluded Shares) issued and outstanding immediately before the Effective Time shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing such Res-Care Shares shall thereafter solely represent the right to receive the Cash Merger Consideration pursuant to Section 2.1(a). Holders of Dissenting Shares shall not, following the Effective Time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions on such shares except for the right to obtain payment for the fair value of such shares in accordance with Subtitle 13 of the KBCA. The holders of certificates evidencing such Res-Care Shares shall cease to have any rights with respect to such Res-Care Shares except as otherwise provided herein or by law.

         2.2    PAYMENT OF CASH FOR RES-CARE COMMON STOCK.

                (a) At the Effective Time, Parent or Acquiror shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by Acquiror prior to the mailing of the Definitive Proxy Statement (as defined below) and reasonably satisfactory to Res-Care which is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $150,000,000 (the "Disbursing Agent"), as agent for the holders of shares of Res-Care Common Stock, cash in the aggregate amount required to effect conversion of shares of Res-Care Common Stock into the Cash Merger Consideration at the Effective Time pursuant to
Section 2.1(a) (Conversion of Securities of Res-Care and Acquiror) hereof. Pending distribution pursuant to Section 2.2(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Res-Care Common Stock and shall not be used for any other purposes. Parent and Surviving Corporation may direct the Disbursing Agent to invest such cash, PROVIDED that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to
Section 2.2(b) hereof. To the extent that there are losses associated with investments in the Permitted Investments, or such amount deposited with the Disbursing Agent in order to make payment of the Cash Merger Consideration diminishes for other reasons below the level required to make prompt payment of the Cash Merger Consideration as contemplated by this Agreement, the Surviving Corporation shall promptly replace or restore the portion of the fund necessary to pay the Cash Merger Consideration lost through investments or other events so as to ensure that such fund is, at all times, maintained at a level sufficient to make such payments. Any interest and other income resulting from such investments shall be paid upon request from time to time to the Surviving Corporation. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Disbursing Agent to send, to each holder of Res-Care Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates evidencing such shares to the Disbursing Agent). Each holder of a certificate or certificates representing shares of Res-Care Common Stock cancelled on the Effective Time pursuant to Section 2.1(a) (Conversion of Securities of Res-Care and Acquiror) hereof or cancelled thereafter pursuant to Section 2.1(d) (Conversion of


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

Securities of Res-Care and Acquiror), upon surrender of such certificate or certificates, together with a properly completed letter of transmittal, to the Disbursing Agent, will be entitled to receive the Cash Merger Consideration payable in respect of such Res-Care Shares. Acquiror shall be entitled to deduct, withhold and pay over to the applicable taxing authority from the consideration otherwise payable pursuant to this Agreement to any holder of Res-Care Shares such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over by Acquiror, such withheld amounts shall be deemed for all purposes of this Agreement as having been paid to the holder of the Res-Care Shares in respect of which such deduction and withholding was made by Acquiror.

                (b) After surrender to the Disbursing Agent of any certificate which prior to the Effective Time shall have represented any shares of Res-Care Common Stock, the Disbursing Agent shall promptly distribute to the person in whose name such certificate shall have been registered a check representing the amount of cash into which such shares of Res-Care Common Stock shall have been converted at the Effective Time pursuant to Section 2.1(a) (Conversion of Securities of Res-Care and Acquiror) hereof without interest. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such cash, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof.

                (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of Res-Care Common Stock remains unclaimed following the expiration of twelve (12) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) and the holders of the certificates shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the payment of the Cash Merger Consideration payable upon the surrender of their certificates. No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Res-Care Common Stock represented thereby and of appropriate indemnification should it be required.

                (d) None of Acquiror, Parent, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of any cash delivered in good faith to a public official pursuant to any requirement of applicable abandoned property, escheat or similar law.

                (e) If payment is to be made to a Person other than the Person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of Res-Care Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable. As used in this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                (f) From and after the Effective Time, the holders of shares of Res-Care Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Res-Care Common Stock except as otherwise provided herein or by law.

                (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Res-Care Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Res-Care Common Stock are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for the Cash Merger Consideration except as provided in Section 2.2(d).

                (h) Any portion of the Cash Merger Consideration made available to the Disbursing Agent pursuant to Section 2.2(a) (Payment of Cash for Res-Care Common Stock) to pay for Res-Care Shares for which appraisal rights have been perfected shall be returned to Acquiror, upon demand.

         2.3 EXCHANGE OF ACQUIROR COMMON STOCK CERTIFICATE. Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Acquiror Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a share certificate, registered in such holder's name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 2.1(c) (Conversion of Securities of Res-Care and Acquiror). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities laws.

                                    ARTICLE 3
               ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

         3.1 SHAREHOLDERS' APPROVAL. Res-Care shall take all actions necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders as soon as reasonably practicable for the purpose of considering and approving this Agreement and the Merger (the "Special Meeting"). In connection with the Special Meeting, the board of directors of Res-Care has recommended, based on a determination of the Special Committee, that the shareholders of Res-Care vote to approve and adopt this Agreement and the Merger. Res-Care, acting through its board of directors, shall include in the Definitive Proxy Statement the recommendation of Res-Care's board of directors that the Res-Care shareholders vote to approve and adopt this Agreement and the Merger unless the board of directors of Res-Care or the Special Committee shall, in the exercise of its fiduciary duty under applicable law and, to the extent Section 3.9 (Acquisition Proposals) applies, as


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

provided by Section 3.9 (Acquisition Proposals), withdraw, modify or change its approval.

         3.2    PROXY MATERIALS AND SCHEDULE 13E-3.

                (a) In connection with the Special Meeting, Res-Care shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") with the United States Securities and Exchange Commission (the "SEC") and shall use its reasonable best efforts to respond to the comments of the SEC and to cause a definitive proxy statement to be mailed to Res-Care's shareholders (the "Definitive Proxy Statement") all as soon as reasonably practicable; PROVIDED, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, Res-Care shall consult with Acquiror with respect to such filings and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror shall provide Res-Care with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement which may be required under applicable law and which is reasonably requested by Res-Care. Subject to Section 3.1(Shareholders' Approval), the Definitive Proxy Statement shall include the unanimous recommendation of the board of directors of Res-Care (other than abstentions by management equity participants in Parent) that the holders of Res-Care Shares vote in favor of the approval of this Agreement and the Merger.

                (b) Res-Care and any Person that may be deemed to be an affiliate of Res-Care shall prepare and file concurrently with the filing of the Preliminary Proxy Statement a Statement on Schedule 13E-3 ("Schedule 13E-3") with the SEC. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 13E-3, Res-Care and such Person shall file such amendments or supplements.

         3.3 TERMINATION OF RES-CARE STOCK OPTION PLANS. All outstanding stock options issued by Res-Care (collectively, the "Stock Options"), including without limitation those issued under the (i) 1991 Incentive Stock Option Plan, as amended, (ii) 1993 Nonemployee Directors Stock Ownership Incentive Plan, and
(iii) 1998 Omnibus Stock Plan shall terminate upon the Merger. With respect to each Stock Option not otherwise terminated by its terms upon the effectiveness of the Merger, Res-Care shall use its reasonable best efforts to obtain at the earliest practicable date and prior to the Effective Time the written consent of each holder to the cancellation of such holder's Stock Options (irrespective of their exercise price and whether or not then currently exercisable) to take effect on the Effective Time or shall take appropriate action to amend the relevant plans to provide for such cancellation. At the Effective Time, the Surviving Corporation shall pay each holder of Stock Options, whether vested or unvested, to the extent such Stock Options have not been previously exercised or cancelled, (x) cash in an amount equal to the product of (i) the difference between the Cash Merger Consideration and the exercise price of such Stock Options (but in no event less than 0), multiplied by (ii) the number of shares of Res-Care Common Stock subject to such Stock Options, less (y) the amount of all applicable withholding taxes; PROVIDED, that those holders of Stock Options that have agreed in writing with Acquiror to accept options to purchase common stock of Parent shall not receive any cash payment with respect to cancelled Stock Options.

         3.4 REASONABLE BEST EFFORTS; CONSENTS; OTHER FILINGS. Upon the terms and subject to the conditions herein provided, and subject to the fiduciary duties of the board of directors of

Res-Care under applicable law, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations and their respective articles or certificates of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, subject, however, to the requisite vote of shareholders of Res-Care and any requisite government approval. Such actions shall include, without limitation, using its reasonable best efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement, or the consummation of the transactions contemplated thereby or hereby, and (ii) effect all necessary registrations and filings, including but not limited to any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and submissions of information requested by governmental authorities. Upon the terms and subject to the conditions hereof, and subject to the fiduciary duties of the board of directors of Res-Care or the Special Committee under applicable law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein and to cooperate with all reasonable requests made by the other party. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, Res-Care shall use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to obtain all consents, amendments to or waivers from other parties under the terms of all material leases and other material contracts, agreements, indentures, instruments, permits, concessions, franchises or licenses applicable to Res-Care or its subsidiaries required as a result of the transactions contemplated by this Agreement and obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state law or regulation.

         3.5 FINANCING. Res-Care shall use its, and shall cause management to use their, reasonable best efforts to cooperate with and assist Acquiror with respect to the Financing (as defined below), including (a) providing to Acquiror's financing sources all information reasonably requested by them to complete the Financing, (b) assisting such financing sources upon their reasonable request in the preparation of information memoranda to be used in connection with the Financing including, without limitation, requests for audits or similar accounting reviews of acquisitions by Res-Care or its subsidiaries prior to the Effective Time, and (c) otherwise assisting such financing sources in all reasonable respects in their efforts, including by making reasonably available officers of Res-Care and its subsidiaries, as appropriate, at meetings of prospective lenders in various locations.

         3.6 CONDUCT OF BUSINESS BY RES-CARE PENDING THE MERGER. Res-Care covenants and agrees that, prior to the Effective Time or earlier termination of this Agreement as provided herein, unless Acquiror shall otherwise agree in writing and except as contemplated by this Agreement:

                (a) Res-Care shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business substantially consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having significant business dealings with them;

                (b) Res-Care shall not (i) amend its articles of incorporation or bylaws, or (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock;

                (c) Except as set forth in Item 3.6(c) of the Res-Care Disclosure Letter (as defined below) or as provided in Section 3.3 (Termination of Res-Care Stock Option Plans), neither Res-Care nor any of its subsidiaries shall (i) except for shares issued upon the exercise of outstanding Stock Options, issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, debt or equity securities or rights of any kind or rights to acquire any such shares, securities or rights of Res-Care, any of its subsidiaries or any successor thereto, (ii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of Res-Care or its subsidiaries of any class or any options, warrants or other rights to purchase any such shares except as otherwise provided in this Agreement, or (iii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                (d) Except to the extent permitted under Section 3.6(j) and except as set forth in Item 3.6(d) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person except for guaranties by Res-Care of obligations of Res-Care's subsidiaries, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Res-Care or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for draw-downs by Res-Care incurred in the ordinary course of business consistent with past practice under currently existing indebtedness agreements, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Res-Care or any direct or indirect wholly-owned subsidiary of Res-Care;

                (e) Each of Res-Care and its subsidiaries shall use its reasonable best efforts to keep in place its current insurance policies which are material (either individually or in the aggregate) to the conduct of their business; notwithstanding such efforts, if any such policy is cancelled, Res-Care shall use its reasonable best efforts to replace such policy or policies with a new policy or policies permitting substantially the same coverage;

                (f) Neither Res-Care nor any of its subsidiaries shall make any material election with regard to Taxes (as defined below), file any material amended Returns (as defined below) or settle or compromise any material federal, state, local or foreign income tax liability. All Returns required to be filed by or with respect to Res-Care and its subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed, in a manner consistent with prior years. Res-Care and its subsidiaries shall pay in a manner consistent with prior years all Taxes shown as being required to be paid on such returns;

                (g) Except as set forth in Item 3.6(g) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall make any material change in its (x) accounting principles or methods or (y) methods of accruing or calculating its accounts receivable or any reserves in respect thereof, except, in each case, insofar as may be required by a change in generally accepted accounting principles or by rule or regulation of the SEC;

                (h) Neither Res-Care nor any of its subsidiaries shall split, combine or reclassify any capital stock of Res-Care or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Res-Care or any subsidiary except in connection with the exercise of any stock options held by employees and directors of Res-Care or Convertible Debentures (as defined hereinafter);

                (i) Except as set forth in Item 3.6(i) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any businesses or any corporations, partnerships, joint ventures, associations or other business organizations or divisions thereof; PROVIDED, HOWEVER, that unless Parent has commenced its presentations to prospective investors with respect to the Financing (as defined below), Res-Care or its subsidiaries may enter into a definitive agreement with respect to any matter set forth in Item 3.6(i) of the Res-Care Disclosure Letter without first obtaining Acquiror's consent as to the form and substance of such an agreement as long as the terms of such agreement are consistent in all material respects with the terms of the matters set forth on Item 3.6(i) of the Res-Care Disclosure Letter; PROVIDED, FURTHER, that Res-Care shall not, and shall cause its subsidiaries not to, take any action to purchase, release any liens, mortgages or other encumbrances or obligation with respect to, or amend, modify or waive any of the terms of any of the agreements affecting, any of the properties affected by that certain Amended and Restated Pooling Agreement, dated as of December 17, 1998, by and among Emerald Concepts, North Carolina Concepts Limited Partnership, Sterling Concepts of Washington, D.C., WVCO, VOCA Corp. and Chase Manhattan Trust Company, N.A., or any agreements relating thereto;

                (j) Except as set forth in Item 3.6(j) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall sell, lease, license, mortgage or otherwise encumber or subject to any Lien (as defined below) or otherwise dispose of any of its property or assets (with an aggregate net value in excess of $3,000,000) except for assets acquired after the date hereof in accordance with the terms of this Agreement and which become subject to liens pursuant to Res-Care's existing credit facilities;

                (k) Except as set forth in Item 3.6(k) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, that are material, individually or in the aggregate, to Res-Care and its subsidiaries taken as a whole, or make or agree to make any capital expenditures except capital expenditures which, in the aggregate, do not exceed $2,500,000 per fiscal quarter;

                (l) Neither Res-Care nor any of its subsidiaries shall (x) pay, discharge or satisfy any material claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, including without, limitation all liabilities disclosed in Res-Care's Form 10-K for the year ended December 31, 1999, or (ii) claims settled or compromised to the extent permitted by Section 3.6(o), or (y) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material License (as defined below), material lease, material contract or other material document, other than in the ordinary course of business consistent with past practice;

                (m) Neither Res-Care nor any of its subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization or resolutions providing for or authorizing such a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                (n) Except for the renewal of any collective bargaining agreements expiring between the date hereof and the Closing or already expired or as disclosed in Item 3.6(n) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall enter into any new collective bargaining agreement;

                (o) Neither Res-Care nor any of its subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid by Res-Care and its subsidiaries in all such settlements or compromises does not exceed $2,500,000 in the aggregate or $1,000,000 for any individual settlement or compromise;

                (p) Neither Res-Care nor any of its subsidiaries shall engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Res-Care's or its subsidiaries' affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than as set forth in Item 3.6(p) of the Res-Care Disclosure Letter;

                (q) Except as set forth in Item 3.6(q) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall adopt, establish, enter into, terminate, withdraw from or amend (except as may be required by law) any bonus, profit sharing, thrift compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee, or increase the compensation or fringe benefits of or loan or advance money or other property to any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement; PROVIDED, HOWEVER, that Res-Care or its subsidiaries may, in the ordinary course of business consistent with past practice, provide for salary increases for individuals (other than directors and the five most senior officers of Res-Care) and arrangements for new employees and renew existing employment agreements with employees;

                (r) Except as set forth in Item 3.6(r) of the Res-Care Disclosure Letter, neither Res-Care nor any of its subsidiaries shall grant to employees any new or modified severance

(except for increases in severance granted to employees other than executive officers in the ordinary course of business which are immaterial individually and in the aggregate) or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;

                (s) Except in connection with a permitted acquisition, neither Res-Care nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of Res-Care or any subsidiary; and

                (t) Neither Res-Care nor any of its subsidiaries shall authorize any, or commit or agree to do any of the things described in clauses (a) through
(s) or anything which would make any representation or warranty of Res-Care in this Agreement untrue or incorrect in any material respect as of the date hereof and as of the Effective Time, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date.

         3.7    NOTIFICATION OF CERTAIN MATTERS.

                (a) Res-Care shall, promptly (and in any event within three (3) business days) after obtaining knowledge of any of the following occurring subsequent to the date of this Agreement and prior to the Effective Time, notify Acquiror of: (i) any material claims, actions, proceedings, tax audits or investigations commenced or, to its knowledge, threatened in writing, involving or affecting Res-Care or any of its subsidiaries or any of their properties or assets, which if adversely resolved would reasonably be expected to have a Material Adverse Effect (as defined below), (ii) any notice of, or other written communication relating to, a default or event which, with notice or lapse of time or both, would reasonably be expected to become a default, received by Res-Care or any of its subsidiaries, under any agreement, contract, lease, indenture, permit, concession, franchise, license or other instrument to which Res-Care or any of its subsidiaries is a party where such a default would reasonably be expected to have a Material Adverse Effect, (iii) any material event or emergency outside the normal course of the business of Res-Care or any of its subsidiaries, including, without limitation, any instances of wrongful injury or wrongful death of a client or otherwise of a nature that would reasonably be expected to customarily be reported at a meeting of the board of directors of Res-Care or of any of its committees, or (iv) any governmental complaints, investigations, proceedings or hearings (or communications indicating that the same may be contemplated) relating to either Res-Care or any of its subsidiaries or to Res-Care's industry generally that are of a nature which would customarily be reported to Res-Care's Leadership Team comprised of the executives of Res-Care disclosed in Item 3.7(a) of the Res-Care Disclosure Letter (the "Leadership Team"). "Material Adverse Effect" shall mean any event, change, occurrence, effect, fact or circumstance (which shall in no event include events, changes, occurrences, effects, facts or circumstances resulting from general economic conditions or conditions affecting companies in Res-Care's industry generally) having, or which would reasonably be expected to have, a material adverse effect on (1) the ability of Res-Care to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (2) the condition (financial or otherwise), assets, liabilities (actual or contingent), properties, results of operations, prospects, cash flows or business of Res-Care and its subsidiaries, taken as a whole.

                (b) Each of Res-Care and Acquiror shall give prompt notice to the other of the occurrence or failure to occur of an event that has caused, or, with the lapse of time would reasonably be expected to cause, any condition to the consummation of the Merger not to be satisfied.

         3.8 ACCESS TO RES-CARE'S BOOKS AND RECORDS. Upon reasonable notice, Res-Care shall afford Acquiror and its representatives and representatives of all prospective sources of Financing reasonable access during normal business hours to the offices, properties, books, records and personnel of Res-Care and its subsidiaries and such additional information concerning the business and properties of Res-Care and its subsidiaries as Acquiror and its representatives may reasonably request. Res-Care shall instruct its and its subsidiaries' employees, counsel and financial advisors to cooperate with Parent and Acquiror in their investigation of the business of Res-Care and its subsidiaries. Unless and until Res-Care otherwise agrees, Acquiror will obtain appropriate undertakings from the representatives of all prospective sources of Financing to hold in confidence all confidential information and not use any confidential information except in connection with the transactions contemplated hereby and the Financing, all in accordance with certain confidentiality agreements (i) dated October 15, 1999, between Res-Care and Bear, Stearns & Co., Inc. ("Bear Stearns"), (ii) dated October 15, 1999, between Res-Care and Madison Dearborn Partners, and (iii) dated October 18, 1999, between Res-Care and The Carlyle Group, the terms of which are incorporated herein by reference (collectively, the "Confidentiality Agreements"). The parties acknowledge that the Confidentiality Agreements shall remain in full force and effect until the Closing.

         3.9    ACQUISITION PROPOSALS.

                (a) Res-Care shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' officers, directors, employees or agents to, directly or indirectly, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any non-public information to any Person (other than Acquiror, Parent or any of their affiliates or representatives) concerning, other than the transactions contemplated by this Agreement, any proposal or inquiry relating to any merger, consolidation, tender offer, exchange offer, sale of 10% or more of Res-Care's assets, sale of 10% or more of the shares of capital stock or other securities of Res-Care or similar business combination transaction involving Res-Care or any principal operating or business unit of Res-Care or its subsidiaries (an "Acquisition Proposal"). Notwithstanding the foregoing, if, after the date of this Agreement, the Special Committee receives an unsolicited written Acquisition Proposal from any Person and the Special Committee reasonably concludes that the failure to engage in discussions or negotiations with such Person would be inconsistent with the Special Committee's (and the board of directors') fiduciary duties to the Res-Care shareholders under applicable law, then (i) Res-Care or the Special Committee may, directly or indirectly, provide access to or furnish or cause to be furnished information concerning Res-Care's business, properties or assets to such Person pursuant to an appropriate confidentiality agreement and Res-Care or the Special Committee may engage in discussions related thereto, and (ii) Res-Care or the Special Committee may participate in and engage in discussions and negotiations with such Person regarding such Acquisition Proposal. In the event that, after the date of this Agreement, the Special Committee receives an unsolicited written Acquisition Proposal and the Special Committee determines that the failure to do so would be inconsistent with the Special Committee's (and the board of directors') fiduciary duties to the Res-Care shareholders under applicable law, the board of directors of Res-Care (acting on the recommendation of the Special Committee) may do any or all of the following: (x) withdraw, modify or change the board of directors' approval or recommendation of this Agreement or the Merger, (y) approve or recommend to the Res-Care shareholders a Financed Acquisition Proposal (as defined below) and (z) terminate this Agreement; PROVIDED, HOWEVER, that the board of directors of Res-Care shall not take any of the actions referred to in clauses (x), (y) or (z) unless all of the following conditions are satisfied: (1) prior to taking any such action, the board of directors of Res-Care has terminated this Agreement pursuant to Section 6.1(d) (Termination) and the amounts referred to in Section 6.6(a)(i) (Certain Payments) have been paid to Acquiror in immediately available funds; (2) prior to taking any such action, the board of directors or Res-Care or the Special Committee has, in the exercise of its fiduciary duty under applicable law, approved and recommended a Financed Acquisition Proposal; and (3) the board of directors of Res-Care has given to Acquiror, at least three (3) business days prior to taking any of the actions referred to in clauses (x), (y) or (z), written notice that such actions are to be taken, which notice shall specify the material aspects of the actions to be taken. As used herein, the term "Financed Acquisition Proposal" shall mean an Acquisition Proposal which has fully committed financing, which financing, in the good faith judgment of the board of directors of Res-Care or the Special Committee, is at least as likely to be available and sufficient to consummate the Financed Acquisition Proposal as the Financing (as defined below) is likely to be available and sufficient to consummate the Merger. Notwithstanding anything contained in this Agreement to the contrary, the exercise of Res-Care's or its board of directors' (or the Special Committee's) rights under this
Section 3.9 shall not constitute a breach of this Agreement by Res-Care.

                (b) Subject to Section 3.9(a) hereof, nothing contained in this
Section 3.9 shall prohibit Res-Care or its board of directors, upon the recommendation of the Special Committee, from taking and disclosing to Res-Care's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (as defined below) or from making such disclosure to Res-Care's shareholders or otherwise which, in the judgment of the Special Committee, is necessary under applicable law or the rules of any stock exchange or failure so to disclose would be inconsistent with its fiduciary duties to Res-Care's shareholders under applicable law.

                (c) Res-Care shall promptly, but in any event within one business day, advise Acquiror in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal, including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry. Res-Care shall keep Acquiror reasonably informed of the status and details, including any amendments or proposed amendments, of any such request, Acquisition Proposal or inquiry.

         3.10 DIRECTOR AND OFFICER PROTECTION. The Surviving Corporation shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Res-Care and its subsidiaries (each an "Indemnified Party") against all costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts (PROVIDED that in the event of a settlement, such settlement shall be approved by Acquiror, which approval shall not be unreasonably withheld) relating to actions or omissions arising out of the Indemnified Party's being a director, officer, fiduciary, employee or agent of

Res-Care at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable law, whether or not the Surviving Corporation is insured against any such matter (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party as such expenses are incurred to the fullest extent permitted under applicable law and Res-Care's existing articles of incorporation and bylaws, PROVIDED Res-Care or the Surviving Corporation, as the case may be, receives from the Indemnified Party to whom expenses are advanced an undertaking to repay such advances if required under applicable law and Res-Care's existing articles of incorporation and bylaws). All rights to indemnification and all limitations on liability existing in favor of an Indemnified Party as provided in Res-Care's articles of incorporation, bylaws or indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time to the extent such rights are consistent with applicable law; PROVIDED, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed to by the Surviving Corporation and the Indemnified Party. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Party may retain Res-Care's regularly engaged independent legal counsel or counsel satisfactory to them and reasonably satisfactory to Res-Care (or satisfactory to them and reasonably satisfactory to the Surviving Corporation after the Effective Time), and Res-Care (or after the Effective Time, the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Party as promptly as statements therefor are received; and (ii) Res-Care (or after the Effective Time, the Surviving Corporation) will use all reasonable efforts to assist in the defense of any such matter, PROVIDED that neither Res-Care nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. The Surviving Corporation shall maintain in effect for a period of six (6) years after the Effective Time directors' and officers' liability insurance covering the persons described above (whether or not they are entitled to indemnification thereunder) who are covered by Res-Care's existing directors' and officers' liability insurance policies with respect to matters occurring prior to the Effective Time which insurance shall contain terms and conditions no less advantageous than are contained in Res-Care's current directors' and officers' liability insurance policy. In the event Res-Care or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Res-Care or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 3.10.

         3.11 STATE TAKEOVER LAWS. Res-Care shall, upon the request of Parent or Acquiror, take all reasonable steps to assist in any challenge by Parent or Acquiror to the validity or applicability to the Merger and the transactions contemplated by this Agreement of any state takeover law.

         3.12 LIST OF CONSENTS. As soon as practical, but in no event later than thirty (30) days after the date hereof, Res-Care shall deliver to Acquiror a schedule setting forth all consents and waivers, which to the knowledge of Res-Care, are required to be obtained as contemplated by the Financing or Sections 4.2(h)(ii), (iii) and (iv), assuming the absence of any (a) qualification as to Material Adverse Effect in Section 4.2(h) and (b) monetary threshold or other materiality qualification in Section 4.2(t).

         3.13 SOLVENCY AT CLOSING. Parent and Acquiror agree for the benefit of the directors of Res-Care to take all actions necessary to ensure that immediately following the Effective Time, the Surviving Corporation will be solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance laws.

         3.14   EMPLOYEE MATTERS.

                (a) Prior to the Effective Time, Res-Care shall take such steps as may be required to cause the transactions contemplated hereby and any other dispositions of equity securities (including derivative securities) of Res-Care in connection with this Agreement or the transactions contemplated hereby by each individual who is a director or officer of Res-Care, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                (b) With respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA (as defined below)) established or maintained by the Surviving Corporation, an employee's service with Res-Care and any of its subsidiaries prior to the Effective Time shall be treated as service with the Surviving Corporation for purposes of eligibility, vesting and benefit accruals (but excluding benefit accrual purposes under any defined benefit pension plan which initially becomes effective as of or after the Effective Time); PROVIDED, HOWEVER, that nothing in this Section 3.14(b) shall obligate the Surviving Corporation to (i) make any particular benefit plan or benefit available to any such employee, (ii) continue any particular benefit plan or benefit or (iii) refrain from terminating or amending any particular benefit plan or benefit.

                (c) Except as set forth in Item 3.14(c) of the Res-Care Disclosure Letter, the Surviving Corporation shall honor, in accordance with their terms, and shall make required payments when due under, all Plans (as defined below) maintained or contributed to by Res-Care or any of its subsidiaries or to which Res-Care or any of its subsidiaries is a party (including, but not limited to, employment, incentive and severance agreements and arrangements), that are applicable with respect to any employee, director or shareholders of Res-Care or any of its subsidiaries (whether current, former or retired) or their beneficiaries; PROVIDED, HOWEVER, that the foregoing shall not preclude the Surviving Corporation from amending or terminating any such Plan in accordance with its terms.

                (d) With respect to any welfare plans in which employees of Res-Care and any of its subsidiaries prior to the Effective Time are eligible to participate after the Effective Time, the Surviving Corporation shall (i) waive (to the extent waived under such Res-Care plans prior to the Effective Time) all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any plan.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

         4.1 DISCLOSURE LETTERS. On or prior to the date hereof, Res-Care has delivered to Parent and Acquiror, and Parent and Acquiror have delivered to Res-Care a letter (respectively, its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties set forth below.

         4.2    REPRESENTATIONS AND WARRANTIES OF RES-CARE. Subject to Section
4.1 (Disclosure Letters) and except as disclosed in (i) the specific Item noted in the Res-Care Disclosure Letter corresponding to the specific numbered representation or warranty set forth below or (ii) another item in the Res-Care Disclosure Letter where disclosure is obviously pertinent to a different numbered representation or warranty or (iii) in Res-Care's SEC Reports (as defined below), Res-Care represents and warrants to Acquiror as follows:

                (a) ORGANIZATION AND GOOD STANDING.

                    (i) Each of Res-Care and its subsidiaries is a duly organized and validly existing corporation, limited liability company, limited partnership or general partnership in good standing under the laws of the state of its incorporation or organization with all requisite power and authority (corporate and otherwise) to own, lease and operate its properties and conduct its business and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Res-Care has heretofore delivered to Acquiror accurate and complete copies of its and its subsidiaries' certificates or articles of incorporation or organization and bylaws, as currently in effect. All of Res-Care's subsidiaries and their respective jurisdictions of incorporation or organization are set forth in Item 4.2(a)(i) of the Res-Care Disclosure Letter.

                    (ii) Except for Liens (as defined below) under Res-Care's credit facility, all of the outstanding capital stock of, or other ownership interests in, each subsidiary of Res-Care, is owned by Res-Care, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except for the Convertible Debentures (as defined below), there are no outstanding (A) securities of Res-Care or any subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any subsidiary and (B) options or other rights to acquire from Res-Care or any subsidiary, and no other obligation of Res-Care or any subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any subsidiary (the items in clauses 4.2(a)(ii)(A) and 4.2(a)(ii)(B) being referred to collectively as the "Subsidiary Securities"). Except for the Convertible Debentures, there are no outstanding obligations of Res-Care or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                (b) AUTHORIZATION; BINDING AGREEMENT. Res-Care has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Res-Care's board of directors and, except for the approval of this Agreement and the Merger by the shareholders of Res-Care in accordance with the KBCA and the articles of incorporation and bylaws of Res-Care, no other corporate proceedings on the part of Res-Care are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Res-Care, and subject to the requisite approval of the shareholders of Res-Care, constitutes the legal, valid and binding agreement of Res-Care, enforceable against Res-Care in accordance with its terms, except as such enforceability may be limited by
(a) bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and
(b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                (c) CAPITALIZATION. The authorized capital stock of Res-Care consists of 40,000,000 shares of Res-Care Common Stock, and 1,000,000 shares of preferred stock. As of March 31, 2000, 24,315,452 shares of Res-Care Common Stock and no shares of preferred stock were outstanding. As of that date, 2,967,865 shares of Res-Care Common Stock were reserved for issuance upon exercise of outstanding Stock Options, of which 691,413 shares are reserved with respect to Stock Options having an exercise price of greater than the Cash Merger Consideration and 2,276,452 shares are reserved with respect to Stock Options having an exercise price of less than the Cash Merger Consideration, and a total of 6,666,000 shares of Res-Care Common Stock were reserved for issuance upon the conversion of 5.90% Convertible Subordinated Notes due 2005, and 6% Convertible Subordinated Notes due 2004 (collectively, the "Convertible Debentures"), all of which shares are reserved with respect to Convertible Debentures having a conversion price of greater than the Cash Merger Consideration. All of the outstanding shares of capital stock of Res-Care and the subsidiaries of Res-Care have been duly authorized and validly issued and are fully paid and nonassessable. Except to the extent pledged to the lenders under Res-Care's currently existing credit facility, all issued and outstanding shares of capital stock of the subsidiaries of Res-Care are owned by Res-Care or a subsidiary of Res-Care free and clear of all liens, charges, encumbrances, claims and options of any nature. As set forth in Item 4.2(c) of the Res-Care Disclosure Letter, Res-Care has certain contractual obligations with respect to the granting of additional stock options from and after the date hereof. Except as set forth in this Section 4.2(c), (i) other than the Stock Options and the Convertible Debentures, described above, neither Res-Care nor any subsidiary of Res-Care has or as of the Effective Time will have granted any outstanding security, call, option, warrant, subscription or other right, or entered into any agreement or commitment which either (a) obligates Res-Care or any of its subsidiaries to issue, sell, exchange, convert or transfer or cause to be issued, delivered, exchanged, converted or sold any shares of the capital stock of Res-Care or any subsidiary of Res-Care, or (b) restricts the transfer of, or otherwise encumbers, shares of Res-Care Common Stock and (ii) there are no other outstanding shares of capital stock or other voting securities of Res-Care.

                (d) FINANCIAL STATEMENTS. All audited and unaudited consolidated financial statements of Res-Care and its subsidiaries (including the notes to such financial statements) included in Res-Care's SEC Reports (as defined below) (the "Financial Statements") filed pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (a) present fairly in all material respects the consolidated financial position, consolidated results of operations, consolidated changes in shareholders' equity and cash flow (as applicable) of Res-Care and its subsidiaries as of the respective dates and for the respective periods indicated, and (b) have been prepared in conformity with generally accepted accounting principles of the United States applied on a consistent basis through all the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, or for normal year-end adjustments). Res-Care has no material liabilities or obligations of any kind or nature (whether secured or unsecured, absolute, accrued, contingent or otherwise and whether due or to become due) that are required by generally accepted accounting principles to be disclosed on a balance sheet other than (i) those disclosed in the Financial Statements or the SEC Reports, (ii) those arising in the ordinary course of business since December 31, 1999, (iii) those approved by Acquiror pursuant to Section 3.6 (Conduct of Business by Res-Care Pending the Merger), and (iv) those which would not reasonably be expected to have a Material Adverse Effect.

                (e) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Item 4.2(e) of the Res-Care Disclosure Letter, since December 31, 1999, except as otherwise expressly referred to in this Agreement, none of Res-Care or any of its subsidiaries has (i) suffered any change constituting a Material Adverse Effect; (ii) amended its articles of incorporation or bylaws; (iii) split, combined or reclassified the Res-Care Common Stock or any capital stock of any subsidiary; (iv) declared, set aside or paid any dividend or other distribution with respect to the Res-Care Common Stock; or (v) materially changed the Res-Care's accounting methods, except as required by generally accepted accounting principles of the United States or applicable law.

                (f) SEC REPORTS AND OTHER DOCUMENTS. Since January 1, 1997, Res-Care has filed all forms, reports, definitive proxy statements, schedules and registration statements (the "SEC Reports") required to be filed by it with the SEC and all such SEC Reports complied in all material respects with the applicable requirements of law including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act. As of their respective dates, each SEC Report required to be filed by Res-Care with the SEC since January 1, 1997 did not on the date of filing of such SEC Report, except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                (g) GOVERNMENTAL AND OTHER CONSENTS AND APPROVALS.

                    (i) Subject to the approval of this Agreement and the Merger by the shareholders of Res-Care, and except as set forth in Item 4.2(g)(i) of the Res-Care Disclosure Letter, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority, other public persons or entities in the United States or any other person is required in connection with the execution or delivery by Res-Care of this Agreement or the consummation by Res-Care of the transactions contemplated hereby, other than (a) filing in the Commonwealth of Kentucky of the Articles of Merger in accordance with the KBCA, (b) filings required under the HSR Act, (c) filings required under the Exchange Act or those required under the rules of the Nasdaq National Market System, (d) consents under facility or program Licenses (as defined below) for any facility or program generating less than $750,000 in annual revenues, (e) the filing with the SEC of a Schedule 13E-3 and proxy statement related to consideration by the Res-Care shareholders of the Merger and this Agreement at a meeting of shareholders called for that purpose, and (f) any action, filing, consent, waiver, approval, authorization or permit that would not in the aggregate reasonably be expected to prevent or delay consummation of the Merger in any material respect, or otherwise prevent Res-Care from performing its obligations under this Agreement in any material respect or would not in the aggregate reasonably be expected to have a Material Adverse Effect.

                    (ii) Res-Care shall be able to consummate the Merger and the transactions contemplated hereby and continue all of its operations as currently conducted without any of the foregoing resulting in (A) any change in ownership or control payments in excess of $1,000,000 in the aggregate, or (B) a loss of annual revenue in excess of $4,000,000 in the aggregate.

                (h) NO VIOLATION. The execution and delivery of this Agreement, the filing by Res-Care of the Articles of Merger in connection with the Merger with the Secretary of State in the Commonwealth of Kentucky in accordance with the KBCA, the consummation by Res-Care of the transactions contemplated hereby, or compliance by Res-Care with any of the provisions hereof, will not:

                    (i) contravene, conflict or violate any provision of the articles of incorporation or bylaws of Res-Care or any comparable charter or organizational documents of its subsidiaries;

                    (ii) to the knowledge of Res-Care violate or cause Res-Care or any of its subsidiaries to violate, in any material respect (i) any statute or law or any judgment, decree, order, injunction, regulation or rule of any court or governmental authority applicable to Res-Care or any of its subsidiaries or any of their respective properties, or (ii) the award of any arbitrator or panel of arbitrators against Res-Care or any of its subsidiaries;

                    (iii) except for the Convertible Debentures, Res-Care's credit facility, Stock Options, certain severance payments, and except as forth in Item 4.2 (h)(iii) of the Res-Care Disclosure Letter, cause the acceleration of the maturity of any debt or obligation which is material to Res-Care and its subsidiaries, taken as a whole; or

                    (iv) except as set forth in Section 4.2(g) (Governmental and Other Consents and Approvals), or Item 4.2(h)(iii) or Item 3.14(c) of the Res-Care Disclosure Letter, with or without notice or lapse of time, or both, violate, contravene or otherwise breach, or be in conflict with, or constitute a material default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of, or "put" right with respect to any obligation or to loss of any benefit under, or, except as contemplated by this Agreement, require the consent of any person under, or result in the creation or imposition of any Lien upon any property of Res-Care or any of its subsidiaries under any Material Contract (as defined below), to which Res-

Care or any of its subsidiaries is a party or by which Res-Care or any of its subsidiaries (or their respective assets) is bound.

Notwithstanding the foregoing, no violation referred to in clause (ii), no acceleration referred to in clause (iii) and no contravention, violation, conflict, breach, default, right of termination, cancellation or acceleration, losses, "put" right, consent, liens or other concerns referred to in clause (iv) (each, a "Violation") shall constitute a breach of this Section 4.2(h) to the extent such Violations would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                (i) LITIGATION AND OUTSTANDING CLAIMS. Item 4.2(i) of the Res-Care Disclosure Letter sets forth a complete listing of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of Res-Care, threatened in writing, by or against any of (i) Res-Care and its subsidiaries,
(ii) its or their respective properties, assets, rights or businesses, or (iii) to the knowledge of Res-Care, any of its or their officers or directors in connection with their businesses or affairs. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) or claim pending or, to the knowledge of Res-Care, threatened in writing against Res-Care, any of its subsidiaries or any of their respective properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of Res-Care to carry out or prevent the Merger or the transactions contemplated by this Agreement nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Res-Care or any of its subsidiaries having any such effect other than those listed in Item 4.2(i) of the Res-Care Disclosure Letter.

                (j) GOVERNMENTAL APPROVALS; COMPLIANCE WITH LAW. Each of Res-Care and its subsidiaries has all licenses, certifications, permits and other authorizations from all governmental bodies (each, a "License") necessary to provide and receive reimbursement for the mentally retarded, developmentally disabled and youth related services provided by Res-Care and its subsidiaries, as more fully described in Res-Care's SEC Reports (collectively, the "Services"), including, without limitation, the operation of the facilities at which certain of these Services are rendered except where the failure to have such licenses, certifications, permits and other authorizations would not reasonably be expected to have a Material Adverse Effect. Except as set forth in
Item 4.2(j) of the Res-Care Disclosure Letter, to the knowledge of Res-Care each such License is in full force and effect and to the knowledge of Res-Care, no default, or event which with notice or the passage of time would constitute a default, by Res-Care or any of its subsidiaries has occurred and is continuing thereunder, which default would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Except as set forth in Item 4.2(j) of the Res-Care Disclosure Letter, the business of each of Res-Care and its subsidiaries is being conducted in material compliance with the terms of the Licenses and all applicable laws, ordinances, rules and regulations relating to their respective properties or applicable to its or their respective businesses, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Res-Care has delivered or made available to Acquiror true and correct copies of the most recent annual and complaint surveys or related reports applicable to Res-Care and its subsidiaries and their respective operations. True and complete copies of any and all plans of correction submitted in response to said surveys and related reports have also been provided or made available to Acquiror.

                (k) BROKERS AND FINDERS. Except for J.C. Bradford & Co., LLC ("J.C. Bradford"), which has been engaged, pursuant to an engagement letter dated November 16, 1999, a true and complete copy of which has been delivered to Acquiror, to provide financial advisory services to the Special Committee and, as requested by the Special Committee, to provide advice to the board of directors of Res-Care with respect to whether the consideration to be received by the holders of Res-Care Common Stock is fair to them, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or in connection with any transaction involving Res-Care based upon arrangements made by or on behalf of Res-Care.

                (l) FAIRNESS OPINIONS AND APPROVAL BY SPECIAL COMMITTEE. On or prior to the date hereof, the Special Committee approved the terms of this Agreement and received an opinion from J.C. Bradford as of such date, which opinion shall be confirmed in writing substantially to the effect that, from a financial point of view, the consideration to be received by the holders of Res-Care Common Stock (other than the management equity participants in Parent) pursuant to the Merger is fair to them, a true and complete copy of which written opinion has been or will promptly be delivered to Acquiror following its receipt by the Special Committee.

                (m) TAXES.

                    (i) Except to the extent the failure of which, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; (A) all Returns (as defined below) required to be filed by or with respect to Res-Care and Tax Affiliates (as defined below) have been filed on a timely basis (taking into consideration all extensions); (B) all such Returns were correct and complete; (C) there are no deficiencies for Taxes that have been proposed, asserted or assessed against Res-Care or Tax Affiliates that remain unpaid; (D) Res-Care and its Tax Affiliates have paid or made adequate provision in the Financial Statements (other than reserves for deferred income Taxes established to reflect differences between book basis and Tax basis of assets and liabilities) for the payment of all Taxes, whether or not shown on any Return; and (E) Res-Care and each Tax Affiliate has withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, partner, or other third party. As used in this Section 4.2(m), the term "Tax" or "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, franchise, sales, use, withholding, employment, property, alternative or add-on minimum, environmental (including Taxes under Section 59A of the Code) or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; the term "Returns" means all returns, declarations, reports and statements required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof; and the term "Tax Affiliate" means any subsidiaries of Res-Care and any individual or entity for whose Taxes Res-Care or any of its subsidiaries is or would reasonably be expected to be held liable, whether by reason of being a member of an affiliated, consolidated, combined, unitary, or other similar group for Tax purposes, by reason of being a successor, member or general partner, by agreement, or otherwise (but only with respect to the Taxes and taxable periods(s) or portions thereof with respect to which Res-Care or such subsidiaries is or would reasonably be expected to be held liable for such Taxes).

                    (ii) Neither Res-Care nor any Tax Affiliate has granted any extension or waiver of the statute of limitations period on the assessment of any material Taxes, which period (after giving effect to such extension or waiver) has not expired. Neither Res-Care nor any Tax Affiliate has received written notice from an authority in a jurisdiction where Res-Care or any Tax Affiliate does not file Returns that it is or may be subject to Tax in that jurisdiction.

                    (iii) Neither Res-Care nor any Tax Affiliate is a party to any Tax allocation, sharing, or similar agreement. Except as set forth in Item 4.2(m)(iii) of the Res-Care Disclosure Letter, neither Res-Care nor any Tax Affiliate has been a member of an affiliated group filing a consolidated federal income tax Return (other than a group the common parent of which was Res-Care).

                    (iv) Prior to the date of this Agreement, except as set forth in Item 4.2(m)(iv) of the Res-Care Disclosure Letter, neither Res-Care nor any Tax Affiliate has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

                    (v) No consent under Section 341(f) of the Code has been filed with respect to Res-Care or any Tax Affiliates.

                    (vi) Neither Res-Care nor any Tax Affiliate has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                (n) EMPLOYEE BENEFITS.

                    (i) Item 4.2(n)(i) of the Res-Care Disclosure Letter sets forth a list of each employee benefit plan, arrangement or agreement, including each employment, severance or similar agreement, that is maintained by Res-Care as of the date hereof or under which Res-Care would reasonably be expected to have any direct or indirect liability or obligations (the "Plans") or by any trade or business, whether or not incorporated (an "ERISA Affiliate") which, together with Res-Care, would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any current or former employee, officer, director or independent contractor of Res-Care and, prior to the date hereof, Res-Care has provided Acquiror and its representatives with a copy of each material Plan.

                    (ii) (a) Each of the Plans has been operated and administered in compliance in all material respects with applicable law, including but not limited to ERISA and the Code, (b) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect and Res-Care knows of no event that would reasonably be expected to cause the disqualification of any such Plan, (c) no Plan is subject to Title IV of ERISA, (d) except as set forth in Item 4.2(n)(i) of the Res-Care Disclosure Letter, no Plan provides welfare benefits (whether or not insured) with respect to current or former employees of Res-Care beyond their retirement or other termination of service, other than coverage mandated by applicable law or benefits the full cost of which is borne by the current or former employee (or such employee's beneficiary), (e) no liability under Title IV of ERISA or Section 412 of the Code has been incurred or would reasonably be expected to be incurred (directly or indirectly) in connection with any Plan, (f) no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, or a plan described in Section 4063 of ERISA, (g) all contributions or other amounts payable by Res-Care or any ERISA Affiliate as of the Effective Time with respect to any Plan in respect of current or prior plan years which are required to be reflected in Res-Care's or the ERISA Affiliate's financial statements in accordance with generally accepted accounting principles of the United States have been paid or accrued in accordance with generally accepted accounting principles of the United States and Section 412 of the Code, (h) neither Res-Care nor an ERISA Affiliate has engaged in a transaction in connection with which Res-Care, its subsidiaries or any ERISA Affiliate would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Sections 502(i) or 502(e) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (i) to the knowledge of Res-Care, there are no pending, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

                    (iii) Except as provided pursuant to this Agreement and as set forth in Item 3.14(c) of the Res-Care Disclosure Letter, and except with respect to the Plans set forth in Item 4.2(n)(i) of Res-Care Disclosure Letter, neither the execution, delivery and performance of this Agreement by Res-Care nor the consummation by Res-Care of the transactions contemplated hereby shall
(i) result in any material payment becoming due to any director or employee of Res-Care, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any benefits under any Plan to any material extent.

                (o) LABOR.

                    (i) Except as set forth in Item 4.2(o)(i) of the Res-Care Disclosure Letter, neither Res-Care nor any of Res-Care's subsidiaries is party to a collective bargaining agreement, and neither Res-Care nor any of its subsidiaries is the subject of a preceding seeking to compel it to bargain with any labor organization as to wages and conditions of employment.

                    (ii) Except as set forth in Item 4.2(o)(ii) of the Res-Care Disclosure Letter, neither Res-Care nor any Controlled Entity has violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment, arbitration award, of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employee, in each case, the violation of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

                (p) ENVIRONMENTAL MATTERS.

                    (i) Res-Care and its subsidiaries are and have been in material compliance with all Environmental Laws (as defined below), except for non-compliance which would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Environmental Laws" shall mean all federal, state and local laws (including, without limitation, common law), statutes, ordinances, judicial decisions, regulations, rules, judgments, orders and decrees which pertain to environmental contamination, pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata).

                    (ii) During the period beginning five years prior to the date hereof, Res-Care and its subsidiaries have not received any notice from any governmental authority or any written notice by any other Person alleging potential material liability of Res-Care and its subsidiaries (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damage, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or release into the environment of any Hazardous Material (as defined herein) at any location, whether or not owned or operated by Res-Care or any of its subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. For purposes of this Agreement, "Hazardous Materials" shall mean all hazardous or toxic chemicals, substances, wastes or materials, petroleum and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants, and all other substances regulated pursuant to, or that would reasonably be expected to form the basis of liability under, any Environmental Law.

                    (iii) Except as would not reasonably be expected to have a Material Adverse Effect, there has been no release, emission, discharge, disposal or presence of Hazardous Materials at any facility owned or operated by Res-Care or its subsidiaries under circumstances or at levels at which investigation or cleanup would reasonably be expected to be required under applicable Environmental Laws which has not been remediated and all material liabilities with respect thereto satisfied or discharged.

                    (iv) None of Res-Care or its subsidiaries has entered into or agreed to any material consent order, decree or agreement under any Environmental Law, and none of Res-Care or its subsidiaries is subject to any material judgment, decree or order relating to compliance with Environmental Laws or to material investigation, cleanup, remediation or removal of regulated substances under any Environmental Law.

                (q) BOARD RECOMMENDATION. On the recommendation of the Special Committee, the board of directors of Res-Care, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office exclusive of directors who recused themselves from such vote because of their interest in the Merger and the transactions contemplated hereby) (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the shareholders of Res-Care, and (ii) resolved to recommend that the holders of the shares of Res-Care Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

                (r) REQUIRED SHAREHOLDER VOTE. The only votes of the holders of any class or series of Res-Care securities necessary to approve this Agreement and the Merger under the KBCA are as follows: the affirmative vote of the holders of a majority of the outstanding shares of Res-Care Common Stock entitled to vote thereon, and at the Special Meeting, more Disinterested Shares (as defined below) shall have been voted for the Merger than against the Merger. For purposes of this Agreement, "Disinterested Shares" shall mean shares of Res-Care Common Stock other than those subject to, and held by those shareholders who are a party to, the Voting Agreement.

                (s) STATE TAKEOVER STATUTES. No state takeover statute or similar statute or regulation of the Commonwealth of Kentucky applies or purports to apply to this Agreement, the Merger, or any of the other transactions contemplated hereby. No provision of the articles of incorporation or organization, by-laws or other governing instruments of Res-Care or any of its subsidiaries would reasonably be expected to, directly or indirectly, restrict or impair the ability of Acquiror or its affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of Res-Care and its subsidiaries that may be acquired or controlled by Acquiror or its affiliates or permit any shareholder to acquire securities of Res-Care on a basis not available to Acquiror in the event that Acquiror were to acquire securities of Res-Care, and neither Res-Care nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement which have any of the aforementioned consequences.

                (t) MATERIAL CONTRACTS.

                    (i) Items 1 - 6 of Item 4.2(t)(i) of the Res-Care Disclosure Letter set forth a list of the following (collectively, the "Material Contracts"):

                        (1) a description of each lease of real or personal property (other than any lease of personal property (A) requiring future annual payments of less than $50,000, (B) requiring future payments in the aggregate of less than $150,000, or (C) which is terminable by either Res-Care or its subsidiaries without breach or penalty on less than sixty-one

(61) days' prior written notice provided that it does not require payments or result in obligations during such period of more than $50,000) to which any of Res-Care or its subsidiaries is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

                        (2) all management agreements, employment agreements, consulting agreements, and independent contractor agreements to which any of Res-Care or its subsidiaries is a party (other than any agreement which (A) provides for future annual payments of less than $75,000, (B) provides for future payments in the aggregate of less than $150,000, or (C) which is terminable by Res-Care or its subsidiaries without breach or penalty on less than sixty-one (61) days' prior written notice provided that it does not require payments or result in obligations during such period of more than $75,000);

                        (3) all guarantees, mortgages, deeds of trust, indentures and loan agreements, other than the Convertible Debentures and Res-Care's credit facility, to which any of Res-Care or its subsidiaries is a party (excluding inter-company loans and guarantees and any guarantees entered into in connection with any indebtedness disclosed in Res-Care's SEC Reports) in excess of $2,000,000 for any individual item and $5,000,000 in the aggregate;

                        (4) all contracts (other than those described in or excepted from clauses (1), (2), or (3)) to which any of Res-Care or its subsidiaries is a party, or to which any of Res-Care or its subsidiaries or any of its or their respective assets or properties is subject, PROVIDED, HOWEVER, that there shall be excluded from said Res-Care Disclosure Letter pursuant to this clause (4) any supply contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (A) is a contract or group of related contracts which exceeds $100,000 in amount, or (B) cannot be performed in the normal course within six months after the Effective Time without breach or penalty and involves the future payment of more than $100,000;

                        (5) all agreements with third-party payors (other than Job Corps contracts), including but not limited to Medicaid provider agreements, contracts for the provision of services to at-risk or troubled youth, management agreements, and all other agreements relating to the Services; PROVIDED, HOWEVER, there shall be excluded from the Res-Care Disclosure Letter any agreement involving aggregate payments less than $125,000; and

                        (6) all Job Corps contracts.

                   (ii) True and complete copies of all documents referred to in said Item 4.2(t)(i) of the Res-Care Disclosure Letter have been provided or made available to Acquiror. All material provisions of the contracts referred to in such Item are valid and enforceable obligations of Res-Care or its subsidiaries, as applicable, and, to the knowledge of Res-Care, the other parties thereto except where the lack of validity or enforceability would not reasonably be expected to have a Material Adverse Effect. None of Res-Care or its subsidiaries nor, to the knowledge of Res-Care, any other party to such contract or agreement is in default thereunder, which default would reasonably be expected to have a Material Adverse Effect.

                    (iii) Other than Material Contracts which have terminated by expiration of their terms, none of Res-Care or its subsidiaries have lost any Material Contract pertaining to the Services since December 31, 1999 which would reasonably be expected to have a Material Adverse Effect. None of Res-Care or its subsidiaries has been notified in writing that in the event of a sale or change of ownership of any of Res-Care or its subsidiaries, any of the Material Contracts would reasonably be expected to be terminated or modified which would reasonably be expected to cause a Material Adverse Effect or that the respective entity would reasonably be expected to lose or suffer diminution in the contractual relationships under such Material Contract which would reasonably be expected to have a Material Adverse Effect. Except as set forth in Item 4.2(t)(iii) of the Res-Care Disclosure Letter, none of Res-Care or its subsidiaries is a party to any covenant or agreement which prohibits, limits, restricts or otherwise adversely affects the right of any of such entities to provide the Services or engage in any other business except when such prohibition, limitation or restriction would not reasonably be expected to have a Material Adverse Effect.

                (u) INFORMATION IN PROXY STATEMENT. The Definitive Proxy Statement, the Schedule 13E-3 and any other document filed with the SEC by Res-Care in connection with the Merger (or any amendment thereof or supplement thereto), at the date mailed to Res-Care shareholders, at the time of the Special Meeting and at the time filed with the SEC, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by Res-Care with respect to statements made therein based on information supplied by Acquiror or Parent for inclusion in such documents. The Definitive Proxy Statement, the
Schedule 13E-3 and such other documents filed with the SEC by Res-Care shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                (v) REAL ESTATE.

                    (i) TITLE TO THE PREMISES. Res-Care and its subsidiaries, as the case may be, have sufficient titles, leaseholds or rights to real property to conduct their respective businesses as currently conducted in all material respects (the "Real Property").

                    (ii) REAL PROPERTY ZONING. Except as set forth in Item 4.2(v)(ii) of the Res-Care Disclosure Letter, and as would not reasonably be expected to have a Material Adverse Effect (w) the Real Property substantially conforms with all current applicable zoning laws and building codes, statutes, rules, regulations and restrictions, (x) all buildings and improvements which comprise such Real Property are located entirely within the boundary lines of the appropriate parcel thereof, (y) Res-Care and any of its subsidiaries do not violate any federal, state or local governmental building, zoning, health, safety or other similar laws, ordinances or regulations, or any applicable and legally enforceable private restrictions, and the use of such Real Property is presently a permitted use under applicable ordinances, and (z) no written notice of the violation of any of said laws, ordinances, regulations, codes or restrictions have been received by Res-Care or any of its subsidiaries.

                (w) INSURANCE. All material policies of fire, liability, workers' compensation, director and officer, malpractice and professional liability and other forms of insurance providing insurance coverage to or for any of Res-Care and its subsidiaries including loss runs (which have been delivered to Acquiror) in respect of each such policy for the last three years have been made available to Acquiror and (i) Res-Care or its subsidiaries are named insureds under such policies, (ii) all premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been paid, (iii) there has been no lapse in coverage under such policies during any period for which Res-Care and its subsidiaries have conducted their respective operations, (iv) except as set forth in Item 4.2(w) to the Res-Care Disclosure Letter each such policy has been issued on an "occurrence" basis, and (v) no notice of cancellation or termination has been received with respect to any such policy. None of Res-Care or its subsidiaries has any obligation for retrospective premiums for any period prior to the Effective Time which would reasonably be expected to have a Material Adverse Effect. All such policies are in full force and effect and will remain in full force and effect to and including the Effective Time, unless replaced with comparable insurance policies having comparable terms and conditions. Except as set forth in Item 4.2(w) of the Res-Care Disclosure Letter, all such insurance policies of Res-Care and its subsidiaries will continue to be in effect, unless replaced, immediately after the Effective Time, without limit as to time, for occurrences prior to the Effective Time. Since December 31, 1999 and except as disclosed in the loss runs described above, there have been no material claims made with respect to such policies prior to the date hereof. Except as disclosed in Item 4.2(w) of the Res-Care Disclosure Letter, no insurer has put Res-Care on notice that coverage was denied with respect to any claim submitted to insurer by Res-Care.

                (x) AFFILIATED TRANSACTIONS. Except as set forth in Item 4.2(x) of the Res-Care Disclosure Letter and except for any intercompany transactions solely among Res-Care and its subsidiaries (i) there are no contracts for the provisions of goods or services to any of Res-Care and its subsidiaries by any Affiliate (as defined below) thereof, and (ii) there are no facilities occupied in whole or in part by any of Res-Care and its subsidiaries and no other property, assets, franchises, licenses or rights used by any of Res-Care and its subsidiaries that are owned, leased by or to, or occupied by any Affiliate of Res-Care or any of its subsidiaries. "Affiliate" shall mean any officer or director of Res-Care or any of its subsidiaries, any holder of 5% or more of Res-Care Common Stock or any other Person directly or indirectly controlling, controlled by, or under common control with such shareholder, officer or director. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

                (y) INTELLECTUAL PROPERTY RIGHTS. None of Res-Care or its subsidiaries (i) owns any patents nor (ii) has filed or applied for any patents. Except as set forth as Items 4.2(y) of the Res-Care Disclosure Letter and except for the federal trademark on the name "Res-Care", Res-Care and its subsidiaries do not have any trade names or trade marks (whether registered or unregistered).
Item 4.2(y) of the Res-Care Disclosure Letter describes all material intellectual property rights of Res-Care or its subsidiaries which are owned by any third party. Res-Care has provided or made available to Acquiror copies of all material agreements, licenses and sublicenses relating to Res-Care's and its subsidiaries' rights to use such intellectual property. Except as would not reasonably be expected to result in a Material Adverse Effect, (A) none of Res-Care or its subsidiaries is in default, and no event has occurred which with notice or lapse of time or both would reasonably be expected to constitute a default, under any of such agreements, licenses or sublicenses, (B) none of the intellectual property rights of Res-Care and its subsidiaries is used by Res-Care or its subsidiaries in violation of the rights of any third party, (C) neither Res-Care nor its subsidiaries has granted to a third party any rights to use or possess any of its intellectual property rights, and (D) no third party has infringed upon, misappropriated or wrongfully used any of Res-Care's and its subsidiaries' intellectual property rights.

                (z) ADEQUACY OF INFORMATION SYSTEMS. Except as would not reasonably be expected to have a Material Adverse Effect, and as set forth in
Item 4.2(z) of the Res-Care Disclosure Letter, Res-Care and its subsidiaries own, lease or are licensed to use all software, computer hardware, databases and embedded control systems used by Res-Care and its subsidiaries (the "Systems"). The Systems, including all related applications and manuals therefor, are sufficient to operate the business of Res-Care and its subsidiaries, in an accurate and efficient manner, and the respective employees of Res-Care and its subsidiaries have the necessary training, experience and expertise to operate the Systems, and have operated the Systems, in an accurate and efficient manner, in each case, as is material in relation to Res-Care and its subsidiaries, taken as a whole. Except as would not reasonably be expected to have a Material Adverse Effect, after the completion of the transactions contemplated hereby, Res-Care and its subsidiaries will own all right, title, and interest in and to or have a license to continue to use all Systems.

                (aa) YEAR 2000 COMPLIANCE. Except as set forth in Item 4.2(aa) of the Res-Care Disclosure Letter, to the extent materially necessary to operate the business of Res-Care, the Systems can be used, during and after the calendar year 2000, and shall operate, and has operated, during each such time period, without error relating to the processing, calculating, comparing, sequencing or other use of date data, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

                (bb) FRAUD AND ABUSE; ABSENCE OF CERTAIN BUSINESS PRACTICES.

                     (i) To Res-Care's knowledge, none of Res-Care or its subsidiaries nor any of their respective officers or directors, nor any other person or entity acting on behalf of any of Res-Care or its subsidiaries, has engaged in any activities which are prohibited under federal Medicaid, health care fraud, false claims or false statement statutes or any federal statute governing the Services or the regulations promulgated pursuant to such statutes or related state, local or foreign statutes or regulations, including consumer protection statutes, or which are prohibited by rules of professional conduct relating to the services provided by Res-Care and its subsidiaries.

                     (ii) To Res-Care's knowledge, none of Res-Care or any of its subsidiaries nor any officer or director thereof, nor any other person or entity acting on behalf of any of Res-Care or its subsidiaries, acting alone or together, has (A) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from or ON behalf of any client, governmental employee or other person or entity with whom any of Res-Care and its subsidiaries has done business directly or indirectly, or (B) directly or indirectly, given or agreed to give any gift or similar benefit to any client, governmental employee or other person or entity who is or may be in a position to help or hinder the business of any of Res-Care and its subsidiaries (or assist any of Res-Care and its subsidiaries in connection with any actual or proposed transaction) which, in the case of either clause (A) or clause (B) above, would reasonably be expected to subject any of Res-Care and its subsidiaries to any material damage or penalty in any civil, criminal or governmental litigation or proceeding.

                    (cc) COST REPORTS. Except as set forth in Item 4.2(cc) of the Res-Care Disclosure Letter, Res-Care and its subsidiaries have correctly billed, in all material respects, all material government (federal, state, local and foreign), and all other material third party payers providing coverage for Res-Care's and its subsidiaries' clients and for which Res-Care or its subsidiaries are entitled to payment. Consistent with past practices, materially adequate reserves as reflected in the Financial Statements have been established to enable Res-Care and its subsidiaries to settle any material liabilities which may arise in the ordinary course, or audit of any cost reports ("Cost Reports"). Res-Care and its subsidiaries, in the ordinary course of business, have ongoing audits of Cost Reports as filed by Res-Care and its subsidiaries; however, such audits will not result in adverse findings which would reasonably be expected to have a Material Adverse Effect.

                    (dd) ACCOUNTS RECEIVABLE. The accounts receivable reflected in the Financial Statements and all accounts receivable arising after December 31, 1999, arose from bona fide transactions in the ordinary course of business with third parties, and the services involved have been performed to the respective clients and/or the account obligors, and no further material services are required to be rendered in order to entitle Res-Care or its subsidiaries to collect the respective accounts receivable in full. The reserves for uncollectible accounts receivable reflected in the Financial Statements are sufficient, in all material respects, to cover any accounts receivable which become uncollectible. Except pursuant to Res-Care's credit facility, no account receivable or note receivable of any of Res-Care or its subsidiaries (i) has been assigned or pledged to any other Person or (ii) is subject to any right of set-off in respect of any obligations of Res-Care or its subsidiaries.

         4.3 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT. Subject to Section 4.1 (Disclosure Letters) and except as disclosed in the specific Item noted in the Acquiror and Parent Disclosure Letter corresponding to the specific numbered representation and warranty as set forth below, Acquiror and Parent hereby represent and warrant to Res-Care as follows:

                (a) ORGANIZATION AND GOOD STANDING. Each of Acquiror and Parent is a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation. Each of Acquiror and Parent has heretofore delivered or made available to Res-Care accurate and complete copies of its articles or certificate of incorporation and bylaws as currently in effect. Neither Acquiror nor Parent has any subsidiary (other than Acquiror, in case of Parent) or owns or holds any capital stock, security or investment in any other Person other than bank accounts, certificates of deposit, money market or similar short-term investments.

                (b) AUTHORIZATION; BINDING AGREEMENT. Each of Acquiror and Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Acquiror and Parent, and this Agreement has been adopted by Parent as sole shareholder of Acquiror in accordance with the KBCA and its articles of incorporation and bylaws. No other corporate proceedings on the part of Acquiror or Parent are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and Parent and constitutes a legal, valid and binding agreement of Acquiror and Parent, enforceable against Acquiror and Parent in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors, rights generally, and (b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                (c) NO VIOLATION. Neither the execution and delivery of this Agreement, the filing of the Articles of Merger nor the consummation by Acquiror and Parent of the transactions contemplated hereby, nor compliance by Acquiror with any of the provisions hereof, will:

                    (i) contravene, conflict or violate any provision of the charter documents or bylaws of Acquiror or Parent;

                    (ii) contravene, conflict or violate any statute or law or any judgment, decree, order, injunction, regulation or rule of any court or governmental authority applicable to Acquiror or Parent or any of their properties;

                    (iii) cause the acceleration of the maturity of any debt or obligation of Acquiror or Parent; or

                    (iv) with or without notice or lapse of time, or both, violate, contravene or otherwise breach or be in conflict with, or constitute a default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of, or "put" right with respect to any obligation or to loss of any benefit under, or except as contemplated by this Agreement, require the consent of any person under, or result in the creation or imposition of any Lien upon any property of Acquiror or Parent under, any contract, agreement, indenture, lease or instrument, permit, concession, franchise, or license applicable to Acquiror or Parent to which Acquiror or Parent is a party or by which Acquiror or Parent (or their respective assets) may be bound.

Notwithstanding the foregoing, no Violation referred to in clauses (ii), (iii) and (iv) shall constitute a breach of this Section 4.3 to the extent such violations would not reasonably be expected to have a Material Adverse Effect on the business, assets, property, condition (financial or otherwise), results of operations or prospects of Parent and Acquiror, taken as a whole, or upon the ability of Parent or Acquiror to consummate the Merger and transactions contemplated by this Agreement or perform their respective obligations hereunder (a "Parent Material Adverse Effect").

                (d) GOVERNMENTAL AND OTHER CONSENTS AND APPROVALS. No consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States is required in connection with the execution or delivery by Acquiror of this Agreement or the consummation by Acquiror or Parent of the Merger or the transactions contemplated hereby, other than (a) filings in the Commonwealth of Kentucky in accordance with the KBCA, (b) filings required under the HSR Act, (c) filings required under the Exchange Act, and (d) any action, filing, consent, waiver, approval, authorization or permit that would not in the aggregate reasonably be expected to prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent or Acquiror from performing their respective obligations under this Agreement in any material respect or would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

                (e) PROXY AND SCHEDULE 13E-3 INFORMATION. The information furnished to Res-Care by Acquiror and Parent specifically for inclusion in the Definitive Proxy Statement and the Schedule 13E-3, or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by Res-Care in connection with the Merger, shall, with respect to the Definitive Proxy Statement at the time the Definitive Proxy Statement is mailed and at the time of the Special Meeting, and, with respect to the Schedule 13E-3 and such other documents, at the time of filing with the SEC and at the time of such Special Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Special Meeting, any event with respect to Acquiror or Parent shall occur which is required to be described in an amendment of, or supplement to, either the Preliminary Proxy Statement or the Definitive Proxy Statement, such event shall be so described by Parent or Acquiror and provided to Res-Care. All documents Parent or Acquiror are responsible for filing with the SEC in connection with the transaction contemplated herein will comply as to form, in all material respects, with the Exchange Act and the rules and regulations thereunder.

                (f) FINANCING. Acquiror has entered into commitment letters (the "Financing Letters") pursuant to which the financing sources have committed to the Acquiror, subject to the terms and conditions therein, and assuming that all of the representations and warranties of Res-Care made herein are true and correct in all material respects as of the Closing, funds which shall be sufficient to consummate the transactions contemplated hereby (including all indebtedness which must be refinanced), to pay all related fees and expenses and to enable the Surviving Corporation to conduct business following the merger consistent with past practice (the "Financing"). Acquiror has delivered true, correct and complete copies of the Financing Letters to Res-Care. Each Financing Letter is in full force and effect and has not been amended or terminated in any manner adverse to Res-Care. Acquiror has taken all other actions required to cause the Financing Letters to be effective, and each of the Financing Letters is a valid and binding commitment of Acquiror. Assuming that all of the representations and warranties of Res-Care made herein are true and correct, Acquiror is not, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements therein inaccurate in any material respect or that would reasonably be expected to cause the commitment provided in the Financing Letters to be terminated or ineffective or any of the conditions contained therein not to be met. Parent and Acquiror will use their reasonable best efforts to obtain the Financing on reasonably satisfactory conditions. Notwithstanding anything to the contrary contained herein, Res-Care acknowledges that in order to satisfy this representation and the obligations set forth in Section 5.1(d) (Conditions to Each Party's Obligation to Effect the Merger), neither Parent nor Acquiror shall have to take any action which necessitates (i) except for payment of fees or expenses pursuant to the terms of the Financing Letters, the payment of money by

Acquiror or Parent, (ii) any increase in the equity commitments reflected in the Financing Letters or (iii) entering into commitment letters other than the Financing Letters having terms and conditions which differ from the terms and conditions set forth in the Financing Letters.

                (g) BROKERS AND FINDERS. Except for Bear Stearns, which has been engaged pursuant to an Engagement Letter dated November 5, 1999, the fees and expenses of which shall be paid by Acquiror, Acquiror has not engaged any broker, finder or investment banker which engagement would reasonably be expected to require the payment of any brokerage, finder's or other fees by Res-Care in connection with the transaction contemplated hereby.

                (h) NO PRIOR ACTIVITIES. Acquiror and Parent have not incurred, and will not incur, directly or through any subsidiary, any liabilities or obligations, except those incurred in connection with their organization or with the negotiation and consummation of the Merger, and the Financing. Except as contemplated by this Agreement, the transaction contemplated hereby and the Financing Letters, Acquiror and Parent have not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking.

                (i) LITIGATION. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Acquiror or Parent, threatened against or affecting Acquiror or Parent or any of its properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, which, individually or in the aggregate, would reasonably be expected to materially and adversely affect the ability of Acquiror or Parent to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement. There is no basis for any such other claim, action, suit, proceeding or investigation that would, individually or in the aggregate, reasonably be expected to have a Parent Adverse Material Effect.

                (j) ACQUIROR VOTE OBTAINED. The affirmative vote of a majority of the shares of Acquiror Common Stock is the only vote of the holders of any class or series of Acquiror's securities necessary to approve this Agreement and the Merger under the KBCA, and such vote has been obtained.

                (k) CERTAIN AGREEMENTS WITH ACQUIROR. Acquiror has delivered to Res-Care true, correct and complete terms of their arrangements with each of Ronald G. Geary, Jeffrey M. Cross, Paul G. Dunn, Ralph G. Gronefeld, Jr., and E. Halsey Sandford.

                (l) FRAUD AND ABUSE. Except to the extent that any of the following would not be necessary in order that the business of each of Res-Care and its subsidiaries can be conducted immediately following the Effective Time substantially in the same manner as heretofore conducted, none of Acquiror or Parent nor, to the knowledge of Acquiror or Parent, any other person or entity acting or behalf of Acquiror or Parent, or, to the knowledge of Acquiror or Parent, any persons who provide professional services under agreements with Acquiror or Parent, has engaged in any activities which are prohibited under federal Medicaid, health care fraud, false claims or false statement statutes or the regulations pertaining thereto, including consumer protection statutes, or which are prohibited by rules of professional conduct.

                (m) INDEPENDENT INVESTIGATION. Acquiror hereby acknowledges and affirms that it has conducted and completed its own investigation, analysis and evaluation of Res-Care, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial and otherwise) and prospects of Res-Care as it has deemed necessary or appropriate, that it has had the opportunity to request all information it has deemed relevant to the foregoing from Res-Care and has received responses it deems adequate and sufficient to all such requests for information, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on (i) its own investigation, analysis and evaluation of Res-Care and (ii) the representations, warranties and convenants of Res-Care contained in this Agreement and in, the documents delivered by Res-Care pursuant hereto.

                                    ARTICLE 5
                                   CONDITIONS

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in accordance with Section 6.4 (Waiver):

                (a) This Agreement and the Merger shall have been approved at or prior to the Effective Time by the holders of a majority of the outstanding shares of Res-Care Common Stock entitled to vote thereon, and at the Special Meeting more Disinterested Shares shall have been voted for the Merger than against the Merger;

                (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect;

                (c) Any applicable waiting period under the HSR Act shall have expired or early termination shall have been granted; and

                (d) Acquiror shall have received the proceeds of the Financing on terms and conditions reasonably satisfactory to Acquiror. Acquiror acknowledges that receiving the proceeds of the Financing on the terms and conditions as set forth in the Financing Letters shall satisfy this condition.

         5.2 CONDITIONS TO OBLIGATION OF RES-CARE TO EFFECT THE MERGER. The obligations of Res-Care to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by Res-Care:

                (a) The representations and warranties of the Acquiror and Parent set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Acquiror and Parent set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent the representation or warranty is expressly limited by its terms to another date, in which case it shall have been true and correct as of such date, and the Acquiror and Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Acquiror and Parent contained in this Agreement are so qualified) signed on behalf of each of the Acquiror and Parent by an executive officer of the Acquiror and Parent, respectively, to such effect, provided that such signatories shall not have any personal liability in connection therewith; PROVIDED, HOWEVER, that Acquiror and Parent shall have the opportunity to cure any breach of Section 4.3(l) (Fraud and Abuse) within 30 days of such a breach becoming known to them;

                (b) Acquiror and Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Effective Time, and Res-Care shall have received a certificate from each of Acquiror and Parent signed by its President, to that effect, PROVIDED that such signatories shall not have any personal liability in connection therewith; and

                (c) Parent and Acquiror shall have caused the valuation firm which has delivered a solvency letter to the financial institution providing the debt financing for the Merger (or, if no such letter has been provided thereto, a valuation firm reasonably acceptable to Res-Care) to have delivered to Res-Care a letter addressed to its board of directors in form and substance reasonably satisfactory thereto as to the solvency of Res-Care and its subsidiaries after giving effect to the Merger, the financing arrangements contemplated by Parent and Acquiror with respect to the Merger and the other transactions contemplated hereby.

         5.3 CONDITIONS TO OBLIGATIONS OF ACQUIROR AND PARENT TO EFFECT THE MERGER. The obligations of Acquiror and Parent to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by Acquiror or Parent:

                (a) The representations and warranties of Res-Care set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Res-Care set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent the representation or warranty is expressly limited by its terms to another date, in which case it shall have been true and correct as of such date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Res-Care contained in this Agreement are so qualified) signed on behalf of Res-Care by the President and Chief Executive Officer of Res-Care to such effect, PROVIDED that such signatories shall not have any personal liability in connection therewith;

                (b) Res-Care shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time and Acquiror shall have received a certificate of Res-Care signed by the President and the Chief Financial Officer of Res-Care to that effect, PROVIDED that such signatories shall not have any personal liability in connection therewith;

                  (c) No statute, rule, regulation, executive order, judgment, decree or injunction shall have been enacted, promulgated or enforced, and no action or proceeding shall have been brought by a governmental body or agency or shall be pending, which would reasonably be expected to (i) prevent or substantially delay the consummation of the Merger, (ii) cause the Merger to be rescinded or (iii) impose material limitations on the ability of the Parent or the Acquiror effectively to acquire, hold or operate the business of Res-Care and its subsidiaries taken as a whole;

                  (d) Parent and Acquiror shall have been furnished with evidence reasonably satisfactory to them of the timely consent or approval of, or notice to, as the case may be, each governmental authority or other person or entity whose consent or approval, or to whom notice, is, respectively required in connection with the execution or delivery by Res-Care, Parent or Acquiror of this Agreement or the consummation of the transactions contemplated hereby or the absence of which would reasonably be expected to (A) impose any material limitation on the ability of Parent or Acquiror effectively to acquire, hold or operate the business of Res-Care and its subsidiaries, taken as a whole, in a manner consistent with past practice, (B) result in a Material Adverse Effect,
(C) result in change in ownership or control payments in excess of $1,000,000 in the aggregate, or (D) result in losses in annual revenue in excess of $4,000,000 in the aggregate;

                  (e) Since the date of this Agreement, there shall have occurred no event, whether individually or collectively, which would reasonably be expected to have a Material Adverse Effect;

                  (f) The number of Dissenting Shares shall constitute no greater than 7.5% of the total number of Res-Care Shares outstanding immediately prior to the Effective Time; and

                  (g) Res-Care shall have taken all necessary actions to amend or terminate its or its subsidiaries' 401(k) plans and other qualified plans, such that Res-Care securities are neither permitted nor required as an investment option or as a means of distribution under any 401(k) plans or other qualified plans.

                                    ARTICLE 6
                  TERMINATION; NON-SURVIVAL OF REPRESENTATIONS,
                 WARRANTIES AND COVENANTS; WAIVER AND AMENDMENT

         6.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by:

                  (a) mutual written consent of the boards of directors of the Constituent Corporations;

                  (b) Acquiror by giving written notice to Res-Care at any time prior to the Effective Time (i) in the event Res-Care has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Acquiror has notified Res-Care of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, unless Res-Care is using its reasonable best efforts to cure such breach, then such period shall be extended for an additional thirty (30) days, or (ii) if the Closing shall not have occurred on or before September 30, 2000, by reason of the failure of any condition precedent under Section 5.1 (Conditions to Each Party's Obligations to Effect the Merger) or 5.3 (Conditions to Obligations of Acquiror and Parent to Effect the Merger) hereof (unless the failure results primarily from Acquiror breaching any representation, warranty, or covenant contained in this Agreement);

                  (c) Res-Care by giving written notice to Acquiror at any time prior to the Effective Time (i) in the event Acquiror has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Res-Care has notified Acquiror of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, unless Acquiror is using its reasonable best efforts to cure such breach, then such period shall be extended for an additional thirty (30) days or
(ii) if the Closing shall not have occurred on or before September 30, 2000, by reason of the failure of any condition precedent under Sections 5.1 (Conditions to Each Party's Obligation to Effect the Merger) or 5.2 (Conditions to Obligation of Res-Care to Effect the Merger) hereof (unless the failure results primarily from Res-Care breaching any representation, warranty or covenant contained in this Agreement);

                  (d) Res-Care, by written notice to Acquiror, pursuant to
Section 3.9 (Acquisition Proposals) hereof;

                  (e) Acquiror, by written notice to Res-Care, if (i) the board of directors of Res-Care or the Special Committee has withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or approved or recommended an Acquisition Proposal, (ii) Res-Care enters into any agreement with a Person with respect to a transaction the proposal of which qualifies as an Acquisition Proposal, or (iii) (A) a third party commences a tender offer or exchange offer for 25% or more of the outstanding shares of Res-Care Common Stock and (B) the board of directors of Res-Care has recommended that the shareholders of Res-Care tender their shares in such tender or exchange offer, or (iv) the board of directors of Res-Care or the Special Committee shall have resolved to do any of the foregoing;

                  (f) Res-Care or Acquiror, by written notice to the other, if upon a vote at the Special Meeting, any approval of the shareholders of Res-Care necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained; or

                  (g) any of the parties, by written notice, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

Any action to be taken to terminate this Agreement under this Section shall be taken by, or pursuant to authority granted by, the boards of directors of Res-Care or Acquiror, as applicable. Any such action by Res-Care shall be authorized by the Special Committee.

         6.2 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Res-Care and Acquiror contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Surviving Corporation nor Res-Care or Acquiror or any officer, director, principal or employee thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 6.2 shall have no effect upon any other covenant or agreement of the parties hereto, whether to be performed before or after the consummation of the Merger.

         6.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; PROVIDED, HOWEVER, that after approval of this Agreement by the shareholders of Res-Care, no amendment may be made which reduces the amount or changes the form of consideration to be received in the Merger or otherwise changes or effects any change which would reasonably expected to adversely affect the holders of Res-Care Common Stock without the further approval of the shareholders of Res-Care in accordance with this Section 6.3.

         6.4 WAIVER. At any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, or (ii) subject to the proviso contained in Section 6.3 (Amendment), waive compliance with any of the agreements of any other party or with any conditions (other than those appearing in Section 5.1(a) and (c) (Conditions to Each Party's Obligations to Effect the Merger)) to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer, and, in the case of Res-Care, authorized by the Special Committee.

         6.5 EFFECT OF TERMINATION. In the event of the termination of this Agreement under Section 6.1(Termination), this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that the provisions of Section 3.8 (Access to Res-Care's Books and Records) and the Confidentiality Agreements, and Section 6.6 (Certain Payments) and Article 7 (General Agreements) shall survive any such termination if such obligations arose at or before the time of such termination.

         6.6      CERTAIN PAYMENTS.

                  (a)      In the event that:

                           (i)      this Agreement is terminated pursuant to
Section 6.1(d) or (e) (Termination);

                           (ii)     an Acquisition Proposal is commenced,
publicly proposed, publicly disclosed or communicated to Res-Care at any time after the date of this Agreement and Res-Care, either on or prior to the date which is one (1) year after the termination of this Agreement for any reason other than a termination by Res-Care under Section 6.1(c) (Termination), consummates with any Person a transaction the proposal of which would reasonably be expected to otherwise qualify as an Acquisition Proposal or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would reasonably be expected to otherwise qualify as an Acquisition Proposal;

                           (iii) the board of directors of Res-Care,
withdraws or modifies its approval or recommendation of this Agreement or the Merger; or

                           (iv) in the event that any approval of the
shareholders of Res-Care necessary to consummate the Merger and transactions contemplated hereby shall not have been obtained and an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to Res-Care, and Res-Care, either on or prior to the date which is one (1) year after the termination of this Agreement under Section 6.1(f) (Termination), consummates with any Person a transaction the proposal of which would reasonably be expected to otherwise qualify as an Acquisition Proposal or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would reasonably be expected to otherwise qualify as an Acquisition Proposal;

then in any such event, Res-Care shall pay Acquiror Twelve Million Dollars ($12,000,000) plus an amount equal to the lesser of (A) Four Million Dollars ($4,000,000), or (B) the actual and reasonably documented out-of-pocket fees and expenses incurred by Acquiror, Parent and shareholders of Parent in connection with this Agreement and the transactions contemplated hereby, exclusive in all events of any fee due to Parent or any of its stockholders or affiliates, which amounts shall be payable in immediately available funds and within one business day after such event has occurred (or in the case of fees and expenses, within three business days after Res-Care's receipt of reasonable documentation thereof).

                     (b) (i) In the event that this Agreement is terminated by Acquiror or Res-Care pursuant to Section 6.1(b)(i) or 6.1(c)(i) (Termination), the breaching party shall pay the non-breaching party, in immediately available funds within three business days after the breaching party's receipt of reasonable documentation thereof, an amount equal to the lesser of (A) Four Million Dollars ($4,000,000), or (B) the actual and reasonably documented out-of-pocket fees and expenses incurred by such non-breaching party in connection with this Agreement and the transactions contemplated hereby (exclusive of any fees due to the Parent or any of its stockholders or affiliates in the event Acquiror is the non-breaching party).

                           (ii) In the event that any  approval of the
shareholders of Res-Care necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained, Res-Care shall pay Acquiror, in immediately available funds within three business days after the date of the Special Meeting at which such approval was not obtained, an amount equal to the lesser of (A) Four Million Dollars ($4,000,000), or (B) the actual and reasonably documented out-of-pocket fees and expenses incurred by Acquiror, Parent and shareholders of Parent in connection with this Agreement and the transactions contemplated hereby (exclusive of any fees due to the Parent or any of its stockholders or affiliates).

                           (iii) In the event that this Agreement is terminated
by Acquiror pursuant to Section 6.1(b)(ii) (Termination) as a result of the failure to satisfy the conditions contemplated by Sections 5.1(b) or (c) (Conditions to Each Party's Obligation to Effect the Merger) or Sections 5.3(e),
(f) or (g) (Conditions to Obligations of Acquiror and Parent to Effect the Merger), Res-Care shall pay Acquiror, in immediately available funds within three business days after the occurrence of such event, an amount equal to the lesser of (A) Four Million Dollars ($4,000,000), or (B) the actual and reasonably documented out-of-pocket fees and expenses incurred by Acquiror, Parent and shareholders of Parent in connection with this

Agreement and the transactions contemplated hereby (exclusive of any fees due to Parent or any of its stockholders or affiliates).

                  (c) The payments made by Acquiror to Res-Care, or by Res-Care to Acquiror, as set forth above shall represent the sole and exclusive remedy at law or in equity to which either party and its officers, directors, representatives and affiliates shall be entitled in the event this Agreement shall be terminated in the circumstances contemplated by subsection (a) or (b) above. Such payments shall be made without duplication. Accordingly, Acquiror shall not be entitled to payments under Section 6.6(a) in more than one instance, and if Acquiror is entitled to payments under Section 6.6(a) it shall not be entitled to payments under Section 6.6(b); PROVIDED, HOWEVER, that if Acquiror is entitled to payments under Section 6.6(b) it shall be entitled to payments under Section 6.6(a) to the extent applicable and not duplicative.

                                    ARTICLE 7
                               GENERAL AGREEMENTS

         7.1 NOTICE. All notices, requests and other communications to any party shall be in writing (including telecopy or similar writing) and shall be given,

                  (a)      If to Acquiror:

                           c/o RWD Holdings, Inc.
                           10140 Linn Station Road
                           Louisville, Kentucky 40223
                           Attention:  Ronald G. Geary
                           Facsimile No.: (502) 394-2164

                           and

                           c/o The Carlyle Group
                           520 Madison Avenue, 41st Floor
                           New York, New York  10022
                           Attention:  W. Robert Dahl
                           Facsimile No:  (212) 381-4901

                           and
                           c/o Madison Dearborn Capital Partners III, L. P. Three First National Plaza
                           Suite 3800
                           Chicago, Illinois  60602
                           Attn:  Tim Sullivan
                           Facsimile No:  (312) 895-1256

                           and

                           c/o Bear Stearns Merchant Banking Group
                           245 Park Avenue
                           New York, New York  10167
                           Attention:  Richard Linhart
                           Facsimile No:  (212) 272-7425

                           with copies to:

                           Bear, Stearns & Co., Inc.
                           245 Park Avenue
                           New York, New York  10167
                           Attention: Robert J. Fraiman, Jr., Senior Managing
                              Director
                           Facsimile No: (212) 272-3613

                           and

                           Brown, Todd & Heyburn PLLC
                           400 West Market Street
                           Louisville, Kentucky
                           Attention: C. Edward Glasscock
                           Facsimile No.:  (502) 581-1087

                           and

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019
                           Attention:  Richard S. Borisoff
                           Facsimile:  (212) 757-3990

                  (b)      If to Res-Care or Special Committee, to:

                           Res-Care, Inc.
                           Special Committee
                           10140 Linn Station Road
                           Louisville, Kentucky 40223
                           Attention: Bruce Lunsford

                           with copies to:

                           J.C. Bradford & Co.
                           330 Commerce Street
                           Nashville, Tennessee  37201
                           Attention:  Thomas C. Wylly, II
                           Facsimile No.: (615) 271-1096

                           and

                           Bass, Berry and Sims PLC
                           315 Deaderick Street, Suite 2700
                           Nashville, Tennessee  37238
                           Attention:  F. Mitchell Walker, Jr.
                           Facsimile No.: (615) 742-2775

or to such other address or telecopier number as such party may hereafter specify for the purpose of notice to the other parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day in Kentucky or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day); PROVIDED that if notice or other communication is given by telecopy, such notice or communication shall not be deemed to have been given until receipt of a legible copy thereof and shall also be given by certified mail or by overnight courier.

         7.2 ENTIRE AGREEMENT. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         7.3 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in Section
3.10 (Director and Officer Protection) with respect to the obligations of Parent thereunder, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         7.4 PUBLICITY. Res-Care and Acquiror shall consult with each other before issuing any press releases or making any public statements with respect to the Merger and shall not issue any such press release or such public statement prior to such consultation and without the approval of the other (which approval shall not be unreasonably withheld or delayed, and, with respect to Res-Care, such approval shall not be required if (A) such disclosure is required by (i) applicable law, rules and regulations or (ii) obligations under the rules, regulations and listing requirements of the Nasdaq National Market System) and (B) such party has used all reasonable efforts to consult with the other party and to obtain such other party's consent but has been unable to do so in a timely manner.
 .
         7.5 HEADINGS. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.6 INTERPRETATION. As used herein, "knowledge" (or words to such effect) of Res-Care shall mean actual knowledge of the Leadership Team, and "knowledge" (or words to such effect) of Acquiror shall mean the actual knowledge of its officers.

         7.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto.

         7.8 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Kentucky, without giving effect to the principles of conflict of laws thereof, except that the laws of the state of incorporation of a party shall govern its internal corporate affairs. Each party hereby submits to the jurisdiction of the Federal District Court of the Western District of Kentucky.

         7.9 COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.11 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

         7.12 WAIVER OF JURY TRIAL. EACH OF RES-CARE, PARENT AND ACQUIROR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

         7.13 TRANSACTION STRUCTURE. Parent is in the process of considering the possibility of accomplishing the Merger through a structure different from the structure contemplated in this Agreement in order to provide Parent with certain accounting results different from the accounting results provided by the current structure. If Parent determines that it wishes to alter the current structure of the Merger to accomplish such accounting results, Res-Care agrees to reasonably cooperate with Parent to amend this Agreement to restructure the form of the Merger, PROVIDED that such restructuring shall have no adverse consequences to Res-Care or its shareholders.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                      RES-CARE, INC.,
                                      a Kentucky corporation



                                      By        /s/ Ronald G. Geary

                                      Name:     Ronald G. Geary

                                      Title:    Chairman, President and CEO



                                      REDWOOD ACQUISITION, INC.,
                                      a Kentucky corporation


                                      By        /s/ W. Robert Dahl

                                      Name:     W. Robert Dahl

                                      Title:    President



                                      RWD HOLDINGS, INC.,
                                      a Delaware corporation


                                      By        /s/ W. Robert Dahl

                                      Name:     W.  Robert Dahl

                                      Title:    President

                                    EXHIBIT A

                      ARTICLES OF MERGER AND PLAN OF MERGER
                      -------------------------------------

                               ARTICLES OF MERGER

                                       OF

                            REDWOOD ACQUISITION, INC.
                             A KENTUCKY CORPORATION

                                      INTO

                                 RES-CARE, INC.
                             A KENTUCKY CORPORATION

         1. Attached hereto as Annex A and made a part hereof is a Plan of Merger (the "Plan of Merger") pursuant to which Redwood Acquisition, Inc., a Kentucky corporation ("Acquiror"), shall merge with and into Res-Care, Inc., a Kentucky corporation ("Res-Care"), in accordance with the laws of the Commonwealth of Kentucky.

         2. Acquiror has _____________ authorized shares of common stock, no par value, of which _____ shares are issued and outstanding. The shareholders of Acquiror were entitled to cast _______votes on the Plan of Merger. There were no other voting groups.

         3. The Plan of Merger was unanimously approved by the written consent of all of the shareholders of Acquiror.

         4. Res-Care has authorized shares of common stock, no par value, of which _____________________ shares are issued and outstanding. The shareholders of Res-Care were entitled to cast __________________ votes on the Plan of Merger. There were no other voting groups.

         5. The Plan of Merger was approved by the shareholders of Res-Care by a vote of _____ shares FOR, _____ shares AGAINST, and _____ shares ABSTAINING.

         6. The merger shall become effective as provided in the Plan of Merger upon the filing of these Articles of Merger with the Kentucky Secretary of State.

                                 RES-CARE, INC.


                                 By
                                   -----------------------------------

                                 Title:
                                       -------------------------------

                                     ANNEX A


                                 PLAN OF MERGER


         This is a Plan of Merger (the "Plan of Merger") for the merger of Redwood Acquisition, Inc. ("Acquiror"), a Kentucky corporation, into Res-Care, Inc. ("Res-Care"), a Kentucky corporation.

                                    ARTICLE 1
                                     MERGER

         1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger and the Agreement and Plan of Merger (the "Plan of Merger") dated as of April 12, 2000, among Res-Care, Acquiror and RWD Holdings, Inc. ("Parent"), a Delaware corporation, Acquiror shall be merged with and into Res-Care (the "Merger") at the Effective Time (as defined below), as permitted by and in accordance with the Kentucky Business Corporation Act ("KBCA"). Acquiror and Res-Care are herein sometimes referred to as the "Constituent Corporations," and Res-Care, which shall be the surviving corporation following the effectiveness of the Merger, is sometimes referred to herein as the "Surviving Corporation".

         1.2 Effective Time. The Merger shall become effective and the closing of the transactions contemplated by the Plan of Merger (the "Closing") shall occur immediately upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Kentucky as provided in the KBCA (the date and time of such filing and Closing being referred to herein as the "Effective Time").

         1.3 Effect of Merger. From and after the Effective Time:

         (a) Acquiror shall merge with and into Res-Care and the separate corporate existence of Acquiror shall cease.

         (b) The title to all real estate and other property owned by the Constituent Corporations shall be vested in the Surviving Corporation without reversion or impairment.

         (c) The Surviving Corporation shall have all liabilities, debts and duties of each of the Constituent Corporations.

         (d) A proceeding pending against either of the Constituent Corporations may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding for either of the Constituent Corporations.

         (e) The name of the Surviving Corporation shall from and after the Effective Time be and continue to be "Res-Care, Inc." until changed in accordance with applicable law.

         (f) The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Acquiror as in effect immediately prior to the Effective Time, provided that the articles of incorporation shall be amended to provide that the name of the Surviving Corporation is "Res-Care, Inc."

         (g) The bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with law, the articles of incorporation of the Surviving Corporation and such bylaws.

         (h) The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Res-Care immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or approved and qualified.

                                    ARTICLE 2
                 CONVERSION OF SECURITIES AT THE EFFECTIVE TIME

         2.1 Conversion of Securities of Redwood and Acquiror. At the Effective Time, automatically by virtue of the Merger and without any action on the part of Res-Care, Parent, Acquiror or the holders of any of their respective securities:

         (a) Each share of common stock, no par value, of Res-Care ("Res-Care Common Stock") (shares of Res-Care Common Stock being hereinafter collectively referred to as "Res-Care Shares" and individually as a "Res-Care Share") issued and outstanding immediately prior to the Effective Time (other than any Res-Care Shares cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(d) (collectively, the "Excluded Shares")) shall be cancelled, extinguished and shall be converted automatically into the right to receive an amount equal to $15.75 in cash, without interest (the "Cash Merger Consideration"), payable to the holder thereof, as provided in Section 2.2, upon surrender of the certificate formerly representing the Res-Care Shares being converted into the right to receive the Cash Merger Consideration, less any required withholding taxes;

         (b) Each Res-Care Share held in the treasury of Res-Care and each Res-Care Share owned by Acquiror (including Res-Care Shares contributed to Parent by agreement with Parent which are in turn contributed by Parent to Acquiror), if any, immediately prior to the Effective Time shall be cancelled, extinguished and retired without any conversion thereof and no payment or distribution shall be made with respect thereto;

         (c) Each share of Acquiror's common stock, no par value ("Acquiror Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

         (d) Notwithstanding anything in this Plan of Merger to the contrary, shares of Res-Care Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who has the right, if any, under the KBCA, to obtain payment for the fair value of such shares in accordance with the provisions of Subtitle 13, KRS 271B.13-010 to 271B.13-310 of the KBCA (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Cash Merger Consideration (but shall have the rights set forth in Subtitle 13 of the KBCA (or any successor provision), if applicable), unless such holder fails to perfect or otherwise loses such holder's right to such payment, if any, pursuant to Subtitle 13 of the KBCA. If, after the Effective Time, such holder fails to perfect or loses any such right to payment under Subtitle 13 of the KBCA, each such Res-Care Share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Cash Merger Consideration in accordance with Section 2.1(a); and

         (e) As a result of their conversion pursuant to Section 2.1(a), all Res-Care Shares (other than Excluded Shares) issued and outstanding immediately before the Effective Time shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing such Res-Care Shares shall thereafter solely represent the right to receive the Cash Merger Consideration pursuant to Section 2.1(a). Holders of Dissenting Shares shall not, following the Effective Time, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions on such shares except for the right to obtain payment for the fair value of such shares in accordance with Subtitle 13 of the KBCA. The holders of certificates evidencing such Res-Care Shares shall cease to have any rights with respect to such Res-Care Shares except as otherwise provided herein or by law.

         2.2 Payment of Cash for Res-Care Common Stock.

         (a) At the Effective Time, Parent or Acquiror shall irrevocably deposit or cause to be deposited with [insert entity selected by Acquiror as provided in the Agreement and Plan of Merger] (the "Disbursing Agent"), as agent for the holders of shares of Res-Care Common Stock, cash in the aggregate amount required to effect conversion of shares of Res-Care Common Stock into the Cash Merger Consideration at the Effective Time pursuant to Section 2.1(a) hereof. Pending distribution pursuant to Section 2.2(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Res-Care Common Stock and shall not be used for any other purposes. Parent and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to
Section 2.2(b) hereof. To the extent that there are losses associated with investments in the Permitted Investments, or such amount deposited with the Disbursing Agent in order to make payment of the Cash Merger Consideration diminishes for other reasons below the level required to make prompt payment of the Cash Merger Consideration as contemplated by this Plan of Merger, the Surviving Corporation shall promptly replace or restore the portion of the fund necessary to pay the Cash Merger Consideration lost through investments or other events so as to ensure that such fund is, at all times, maintained at a level sufficient to make such payments. Any interest and other income resulting from such investments shall be paid upon request from time to time to the Surviving Corporation. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Disbursing Agent to send, to each holder of Res-Care Shares at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates evidencing such shares to the Disbursing Agent). Each holder of a certificate or certificates representing shares of Res-Care Common Stock cancelled on the Effective Time pursuant to Section 2.1(a) hereof or cancelled thereafter pursuant to Section 2.1(d), upon surrender of such certificate or certificates, together with a properly completed letter of transmittal, to the Disbursing Agent, will be entitled to receive the Cash Merger Consideration payable in respect of such Res-Care Shares. Acquiror shall be entitled to deduct, withhold and pay over to the applicable taxing authority from the consideration otherwise payable pursuant to this Plan of Merger to any holder of Res-Care Shares such amounts as Acquiror is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over by Acquiror, such withheld amounts shall be deemed for all purposes of this Plan of Merger as having been paid to the holder of the Res-Care Shares in respect of which such deduction and withholding was made by Acquiror.

         (b) After surrender to the Disbursing Agent of any certificate which prior to the Effective Time shall have represented any shares of Res-Care Common Stock, the Disbursing Agent shall promptly distribute to the person in whose name such certificate shall have been registered a check representing the amount of cash into which such shares of Res-Care Common Stock shall have been converted at the Effective Time pursuant to Section 2.1(a) hereof without interest. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such cash, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof.

         (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of Res-Care Common Stock remains unclaimed following the expiration of twelve (12) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) and the holders of the certificates shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the payment of the Cash Merger Consideration payable upon the surrender of their certificates. No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued which has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of Res-Care Common Stock represented thereby and of appropriate indemnification should it be required.

         (d) None of Acquiror, Parent, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of any cash delivered in good faith to a public official pursuant to any requirement of applicable abandoned property, escheat or similar law.

         (e) If payment is to be made to a Person other than the Person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of Res-Care Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable. As used in this Plan of Merger, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         (f) From and after the Effective Time, the holders of shares of Res-Care Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Res-Care Common Stock except as otherwise provided herein or by law.

         (g) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Res-Care Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Res-Care Common Stock are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for the Cash Merger Consideration except as provided in Section 2.2(d).

         (h) Any portion of the Cash Merger Consideration made available to the Disbursing Agent pursuant to Section 2.2(a) to pay for Res-Care Shares for which appraisal rights have been perfected shall be returned to Acquiror, upon demand.

         2.3 Exchange of Acquiror Common Stock Certificate. Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Acquiror Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a share certificate, registered in such holder's name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of Section 2.1(c). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities laws.

         2.4 Termination of Res-Care Stock Option Plans. All outstanding stock options issued by Res-Care (collectively, the "Stock Options"), including without limitation those issued under the (i) 1991 Incentive Stock Option Plan, as amended, (ii) 1993 Nonemployee Directors Stock Ownership Incentive Plan and
(iii) 1998 Omnibus Stock Plan, shall terminate upon the Merger. At the Effective Time, the Surviving Corporation shall pay each holder of Stock Options, whether vested or unvested, to the extent such Stock Options have not been previously exercised or cancelled, (x) cash in an amount equal to the product of (i) the difference between the Cash Merger Consideration and the exercise price of such Stock Options (but in no event less than 0), multiplied by (ii) the number of shares of Redwood Common Stock subject to such Stock Options, less (y) the amount of all applicable withholding taxes; provided, that those holders of

Stock Options that have agreed in writing with Acquiror to accept options to purchase common stock of Parent shall not receive any cash payment with respect to cancelled Stock Options.

                                    EXHIBIT B

                                VOTING AGREEMENT
                                ----------------